Exhibit 2.1
PURCHASE AGREEMENT

BY AND BETWEEN

ECOLAB INC.,

as Buyer,

AND

SWISHER HYGIENE INC.,

as Seller

Dated as of August 12, 2015

i

EXHIBITS
Exhibit A-1	List of Support Persons
Exhibit A-2	Form of Support Agreement
Exhibit B	Form of Assignment Agreement and Bill of Sale
Exhibit C	Form of FIRPTA Certificate

PURCHASE AGREEMENT

This Purchase Agreement, dated as of August 12, 2015 (this “Agreement”), is by and between ECOLAB INC., a Delaware corporation (“Buyer”), and SWISHER HYGIENE INC., a Delaware corporation (“Seller”).  Buyer and Seller are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”  Capitalized terms not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, Seller and certain of its Affiliates are engaged in the Business;

WHEREAS, in connection with the Business, Seller and certain of its Affiliates own the Purchased Assets, which includes one hundred percent (100%) of the issued and outstanding equity interests (the “Purchased Company Equity Interests”) of Swisher International, Inc., a Nevada corporation (the “Purchased Company”);

WHEREAS, on the terms and subject to the conditions set forth herein, Seller shall (and shall cause any of its applicable Affiliates to) sell, assign, transfer and convey to Buyer or Affiliates of Buyer, and Buyer shall (and shall cause any of its applicable Affiliates to) purchase and acquire from Seller (or its applicable Affiliates), all of their right, title and interest in and to the Purchased Assets (the “Transaction”); and

WHEREAS, as an inducement and condition to Buyer entering into this Agreement, each Person set forth on Exhibit A-1 attached hereto is entering into a support agreement, in the form set forth in Exhibit A-2 attached hereto, pursuant to which, among other things, such Persons shall agree to approve and vote in favor of the Transaction and this Agreement (the “Support Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.  As used herein, the following terms have the meanings set forth below:

“Action” means any claim, cause of action, audit, review, inquiry, assessment, hearing, complaint, demand, Proceeding, examination, or investigation.

“Adjusted Holdback Amount” has the meaning set forth in Section 2.9(g).

“Adjustment Amount” means the Target Minimum Working Capital minus the Closing Working Capital; provided, however, that if the Closing Working Capital exceeds the Target Minimum Working Capital, then the Adjustment Amount shall equal zero (0).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means any and all Laws or other legal restraints designed to govern competition, trade regulation, foreign investment, or national security or defense matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade.

“Approvals” has the meaning set forth in Section 2.10(a).

“Assignment Agreement and Bill of Sale” has the meaning set forth in Section 2.8(b)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.6.

“Base Purchase Price” means an aggregate of Forty Million Dollars ($40,000,000) in cash.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock and other equity- or equity-based, incentive, deferred compensation, severance, termination or other benefit plan, program, policy, agreement or arrangement sponsored, maintained or contributed to by Seller or any of its Subsidiaries or any of their respective ERISA Affiliates.

“Business” means the chemical service, wholesale and hygiene businesses as conducted by Seller and certain of its Affiliates, in each case outside of Canada, as of the Closing Date, which includes the sale, licensing, manufacturing and marketing of cleaning and sanitizing chemicals, hygiene programs and related products and services, including customer and supplier relationships.

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in New York, New York.

“Business Employee” means each Current Business Employee and each Former Business Employee.

“Business Intellectual Property” has the meaning set forth in Section 3.12(a).

“Business Permits” has the meaning set forth in Section 3.15(b).

“Business Plan” means any Benefit Plan maintained for the benefit of any Business Employee.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Fundamental Representations” has the meaning set forth in Section 9.1.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2.

“Buyer Material Adverse Effect” has the meaning set forth in Section 4.1.

“Buyer Portion of the Shared Contract Liabilities” has the meaning set forth in Section 2.10(b).

“Buyer Termination Fee” has the meaning set forth in Section 8.4(b)(i).

“Canada Business” means the chemical service, wholesale and hygiene businesses conducted by Seller and certain of its Affiliates, in each case inside of Canada prior to the sale of such businesses on or around August 5, 2015, with such businesses including the sale, licensing and marketing of cleaning and sanitizing chemicals, hygiene programs and related products and services, including customer and supplier relationships.

“Cash Amounts” means, of any Person and as of any time, all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, negotiable instruments, securities and brokerage accounts as determined in accordance with GAAP in each case of such Person as of such time.

“Change in Recommendation” has the meaning set forth in Section 5.3(e).

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash Amounts” means an amount equal to the sum of the Cash Amounts of the Purchased Company and its Subsidiaries as of immediately prior to Closing.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Debt” means an amount equal to the sum of the Indebtedness of the Purchased Company and its Subsidiaries as of immediately prior to Closing.

“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Closing Cash Amounts, minus (c) the Estimated Adjustment Amount, minus (d) the Estimated Closing Debt.

“Closing Statement” has the meaning set forth in Section 2.9(b).

“Closing Working Capital” means the Working Capital as of immediately prior to the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Tax Return” has the meaning set forth in Section 6.1.

“Confidential Business Information” has the meaning set forth in Section 5.5(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.5(a).

“Contamination” means the emission, discharge or release of any Hazardous Material to, on, onto or into the environment or any building.

“Contract” means with respect to any Person, any contract, lease, license, commitment, mortgage, customer order, loan or credit agreement, note, indenture, agreement or other arrangement or obligation, in each case (whether oral or in writing) to which such Person is a party or subject or by which such Person or its assets are bound.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Covered Losses” means losses, Liabilities, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), Taxes, penalties and expenses (including reasonable expenses of investigation and reasonable attorneys’ and accountants’ fees and disbursements and other reasonable out-of-pocket expenses incurred or payable in connection with any investigation, Action or Proceeding), incurred or suffered by an Indemnified Party as a result of any matter for which indemnity may be sought under Article IX.

“Covered Person” has the meaning set forth in Section 5.11(a).

“Current Assets” means the Business’ current assets including only accounts receivable (net of allowances and reserves) and inventory (net of allowances and reserves), all determined on a consolidated basis in accordance with GAAP.

“Current Liabilities” means the Business' current liabilities including only accounts payable, accrued expenses, and accrued payroll and benefits, all determined on a consolidated basis in accordance with GAAP; provided, that Current Liabilities shall not include, in whole or in part, any (a) Indebtedness, (b) Seller Transaction Expenses, (c) change in control payments or (d) ledger account 23140 (accrued liabilities – legal expenses).

“Current Business Employee” means any Current Purchased Company Employee and any other employee of Seller or any of its Affiliates who is actively and primarily employed in the Business, or who is primarily dedicated to supporting the Business.

“Current International Business Employee” means each Current Business Employee primarily employed outside the United States or its territories.

“Current Purchased Company Employee” means any employee of the Purchased Company or a Subsidiary of the Purchased Company.

“Current U.S. Business Employee” means each Business Employee primarily employed in the United States or its territories.

“Dispute Notice” has the meaning set forth in Section 2.9(d).

“Dispute Resolution Period” has the meaning set forth in Section 2.9(d).

“Environmental Laws” means, collectively, any and all Laws and Judgments relating to the protection of human health, natural resources or the environment or to pollution or Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Estimated Adjustment Amount” has the meaning set forth in Section 2.9(b).

“Estimated Closing Cash Amounts” has the meaning set forth in Section 2.9(b).

“Estimated Closing Debt” has the meaning set forth in Section 2.9(b).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.9(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.5.

“FCPA” has the meaning set forth in Section 3.24.

“Final Purchase Price” has the meaning set forth in Section 2.9(f).

“Former Business Employee” means each former employee of the Purchased Company or a Subsidiary of the Purchased Company and each former employee of Seller or its Affiliates who, at the time his or her employment with Seller and its Affiliates last terminated, was primarily employed in the Business or primarily dedicated to supporting the Business.

“Former International Business Employee” means each Former Business Employee who was primarily employed outside the United States or its territories.

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means U.S. generally accepted accounting principles as in effect at the time of Closing.

“Governmental Entity” means (a) international, foreign, federal, national, state, provincial, county, municipal, local or other government or quasi-governmental body or authority, domestic or foreign, or any agency, arbitrator or arbitral body, board, branch, bureau, commission, council, court, department, office, tribunal or other instrumentality or subdivision of such governmental authority or instrumentality, or (b) any other body (including any national securities exchange or other self-regulatory body) exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, military, regulatory or taxing authority or power of any nature.

“Hazardous Material” means any substance, pollutant, contaminant, material and waste that is classified in any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials and radon gas or any other substance, chemical or material which could give rise to Liability under any Environmental Law.

“Holdback Amount” has the meaning set forth in Section 2.9(g).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, of any Person and as of any time, the aggregate amount of the following, without duplication: (a) the outstanding principal amount of any obligations for borrowed money (other than trade payables arising in the ordinary course of business), including all accrued but unpaid interest, penalties, fees and premiums (including any applicable prepayment premiums and penalties and other breakage costs) thereon; (b) all other obligations evidenced by bonds, debentures, notes or similar instruments, including all accrued but unpaid interest thereon; (c) all outstanding obligations for the deferred purchase price for property or services (other than trade payables arising in the ordinary course of business); (d) all obligations under letters of credit solely to the extent drawn; (e) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (f) all obligations of such Person under any interest rate, currency swap, other derivative or hedging transactions (valued at the termination value thereof); and (g) all obligations of such Person in respect of off-balance sheet arrangements that are in the nature of financings; provided that Indebtedness shall exclude obligations with respect to equipment or other leases arising in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Independent Accounting Firm” has the meaning set forth in Section 2.9(d).

“Information Technology” means any tangible or electronic computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware), software, information systems and telecommunications systems, including all tangible or electronic technology comprising or supporting any of the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing.

“Intellectual Property” means all intellectual property and intellectual property rights and rights in confidential information of every kind and description throughout the world, including all U.S. and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (b) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (c) copyrights and copyrightable subject matter (“Copyrights”), (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (e) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (f) rights of publicity or privacy and rights to personal information, (g) moral rights and rights of attribution and integrity, (h) telephone numbers and Internet protocol addresses and all usernames, account names and identifiers, (i) all rights in the foregoing and in other similar intangible assets, and all applications and registrations for any of the foregoing, and (j) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of any of the foregoing.

“International Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to for the benefit of International Business Employees.

“International Business Employee” means each Current International Business Employee and each Former International Business Employee.

“Judgment” means any judgment, injunction, order, decree, decisions, awards or other determinations of any Governmental Entity.

“Knowledge or Knowledge of Seller” means the actual knowledge, after reasonable inquiry, of any Person listed in Section 1.1(a) of the Seller Disclosure Schedules, recognizing that any non-executive officer listed on Section 1.1(a) of the Seller Disclosure Schedules may not have the same access to employees and information to make inquiries as an executive officer.

“Law” means any national, state, local, supranational or foreign law, statute, code, order, ordinance, rule, regulation or treaty (including any Tax treaty), in each case promulgated by a Governmental Entity.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Liabilities Transferring by Operation of Law” has the meaning set forth in Section 2.6.

“Lien” means any mortgage, lien, pledge, security interest, charge, easement, lease, sublease, covenant, right of way, claim, encroachment, restriction or encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws.

“Material Adverse Effect” means (A) any fact, circumstance, event, violation, development, change or effect that, individually or in the aggregate with all such other facts, circumstances, events, developments, changes or effects is, or would be reasonably expected to be, materially adverse to the business, condition, results of operations, assets or Liabilities (excluding, Retained Liabilities) of the Purchased Assets or the Business (taken as a whole); provided, however, that no such fact, circumstance, event, violation, development, change or effect resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect:  (a) the general conditions in the industries in which the Business operates; (b) general financial or capital or credit market conditions or trends (including interest rates); (c) changes in global or national political conditions or trends; (d) any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war; (e) changes or proposed changes in GAAP; (f) the announcement of this Agreement or the transactions contemplated thereby; (g) actions or omissions of the Seller taken with the consent of Buyer in furtherance of the Transaction or actions of the Seller in accordance with this Agreement, including borrowing money or incurrence of Liens in accordance with the terms hereof; (h) the failure by the Seller to take any action that is prohibited by this Agreement, or (i) without limiting clause (B) below, any failure of the Business to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided that any adverse facts, circumstances, events, violations, developments, effects or changes resulting from the matters described in clauses (a), (b), (c), (d) and (e) may be taken into account in determining whether there has been a Material Adverse Effect to the extent that they have a disproportionate effect on the Purchased Assets or the Business in the aggregate relative to similarly situated businesses in the industries in which the Business operates or (B) if aggregate revenue of the Business during the three (3) month period ending on the last day of the month preceding the last full month prior to the Closing Date is less than fifty percent (50%) of aggregate revenue of the Business during the three (3) month period ending on December 31, 2014; provided, however, that aggregate revenue shall be calculated in a manner consistent with the accounting principles used in the preparation of the Seller Financial Statements, and shall include any revenue received by Buyer or its Affiliates after the public announcement of the Transaction and prior to Closing from customers of Seller or its Subsidiaries who became customers of the Buyer or its Affiliates after the public announcement of the Transaction and prior to Closing.  For example, with respect to clause (B) above, if revenue of the operations solely with respect to the Business (excluding revenues of the Seller from segments other than the Business) were $14,000,000 for the three (3) month period ending on December 31, 2014; and the Closing Date is scheduled to occur on November 2, 2015; if revenue of the Business for the three (3) months ending on September 30, 2015 were to equal or exceed $7,000,000, no Material Adverse Effect shall have occurred.

“Material Contract” has the meaning set forth in Section 3.14(a).

“Money Laundering Laws” has the meaning set forth in Section 3.25.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“OFAC” has the meaning set forth in Section 3.23.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Party” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permits” means permits, approvals, authorizations, consents, licenses, product registrations, regulatory clearances, safety certifications or other certificates issued by any Governmental Entity or certifying body.

“Permitted Liens” means the following Liens:  (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith and by appropriate Proceedings, and for which an adequate reserve has been established and reflected in the Seller Financial Statements; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice or in the ordinary course of business that are not yet due or payable or that are being contested in good faith and by appropriate Proceedings, and for which an adequate reserve has been established and reflected in the Seller Financial Statements; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) with respect to real property, (i) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions to the extent not violated by the current use; and (ii) Liens not created by, or on behalf of or at the direction of, Seller or any of its Subsidiaries or Affiliates that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show; provided, however, that (with respect to this clause (d) only) any such item does not materially interfere with the ordinary conduct of the Business or materially impair the continued use and operation of such real property for the purpose for which it is being used; (e) Liens deemed to be created by any of the Transaction Documents; (f) Liens securing the Indebtedness, which Liens will be released simultaneously with the Closing; (g) Liens incurred in connection with capital lease or other equipment lease obligations of the Company in the ordinary course of business; and (h) in the case of Intellectual Property, third party license obligations in the ordinary course of business.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Post-Closing Period” means any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Post-Closing Statement” has the meaning set forth in Section 2.9(c).

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Pre-Closing Separate Tax Return” has the meaning set forth in Section 6.1.

“Pre-Closing Claims” has the meaning set forth in Section 5.9.

“Privileged Communications” means any confidential attorney-client communications, attorney files, or attorney work product related to the Transaction, which is in the possession of the Seller, the Seller’s Affiliates, Akerman LLP, Richards, Layton & Finger, P.A., Robert W. Baird & Co. Incorporated and/or Cassel Salpeter & Co. as of the Closing.

“Proceeding” means any judicial, administrative or arbitral actions, litigation, arbitration, suits or proceedings by or before any Governmental Entity.

“Proxy Statement” has the meaning set forth in Section 3.9.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Assets” has the meaning set forth in Section 2.4.

“Purchased Company” has the meaning set forth in the Recitals.

“Purchased Company Benefit Plan” means any Benefit Plan solely sponsored, maintained or contributed to by, or for, the Purchased Company or a Subsidiary of the Purchased Company.

“Purchased Company Equity Interests” has the meaning set forth in the Recitals.

“Purchased Company Subsidiary Equity Interests” has the meaning set forth in Section 3.2(b).

“Real Property Leases” means all of the agreements pursuant to leases, sub-leases, licenses, concessions or similar use or occupancy agreements or arrangements, collectively with any agreements governing real property leased, subleased, used or otherwise occupied by the Seller, the Purchased Company or any Subsidiary of the Purchased Company.

“Regulatory Approvals” means all Approvals from Governmental Entities that are required under applicable Law (including pursuant to any Antitrust Law) to permit the consummation of the Transaction and the other transactions contemplated by this Agreement.

“Related Person” means (a) any former or current director or executive officer of Seller, (b) any current director or executive officer of the Purchased Company or any Subsidiary of the Purchased Company, (c) any Subsidiary of the Seller that is not the Purchased Company or a Subsidiary of the Purchased Company and (d) any current director or executive officer of any Subsidiary of the Seller that is not the Purchased Company or a Subsidiary of the Purchased Company.

“Release” means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching, abandoning, adding, or migration into or through the indoor or outdoor environment.

“Representatives” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor or representative of such Person, in each case duly designated or appointed by such Person.

“Restrictive Covenant” means any non-compete, non-solicit, non-interference, non-disparagement, confidentiality or other obligation having the effect of limiting a Person’s freedom to operate or engage in certain activities.

“Retained Liabilities” has the meaning set forth in Section 2.7.

“Retained Personnel” has the meaning set forth in Section 5.14(a).

“Sample Closing Statement” has the meaning set forth in Section 2.9(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.6(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.6(a).

“Section 5.3(e) Notice” has the meaning set forth in Section 5.3(e).

“Securities” means, with respect to any Person, any series of common stock, preferred stock, and any other equity securities or capital stock of such Person (including interests that, by their terms, are convertible into or exchangeable or exercisable for any equity interest of such Person in any sale of common stock, preferred stock, and any other equity securities or capital stock of such Person), however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Benefit Plan” means any Benefit Plan other than a Purchased Company Benefit Plan.

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by Seller to Buyer.

“Seller Financial Statements” means the consolidated financial statements (or in the case of financial statements included in Seller's Quarterly Reports on Form 10-Q, condensed consolidated financial statements) of Seller and its consolidated Subsidiaries included in the SEC Documents together, in the case of year-end statements, with reports thereon by BDO, LLP, the independent auditors of Seller for the period included therein, including in each case a consolidated balance sheet, a consolidated statement of income, consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Seller Taxes” means U.S. federal, state, local or foreign income, franchise, branch profits or capital gain Taxes, together with any interest or penalties imposed with respect thereto, imposed on or with respect to Seller, and for the avoidance of doubt shall include any income Taxes imposed on a combined, consolidated, affiliated or unitary group if the group with respect to which such Taxes are imposed includes (i) Seller and (ii) the Purchased Company or any of its Subsidiaries for any Pre-Closing Period, or any such Taxes imposed on Seller for any Post-Closing Period.

“Seller Indemnified Parties” has the meaning set forth in Section 9.3.

“Seller Insurance Policies” has the meaning set forth in Section 5.9.

“Seller Recommendation” has the meaning set forth in Section 3.20.

“Seller Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Seller Stockholder Meeting” has the meaning set forth in Section 3.3(a).

“Seller Termination Fee” has the meaning set forth in Section 8.4(a).

“Seller Transaction Expenses” means all unpaid fees and expenses of attorneys, accountants, investment bankers and other advisers of Seller, the Purchased Company or any of their respective Affiliates related to the Transaction or the sale of the Canada Business including the unpaid fees and expenses of Akerman LLP, Richards, Layton & Finger, P.A., Robert W. Baird & Co. Incorporated and/or Cassel Salpeter & Co.

“Service Provider” means any individual contractor or individual hired through a third party staffing agency, in each case who provides services to the Business.

“Shared Contract” has the meaning set forth in Section 2.10(b).

“Software” has the meaning set forth in the definition of “Intellectual Property.”

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means with respect to any Person, any corporation, limited liability company or other entity whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.

“Superior Proposal” means a bona fide Takeover Proposal that did not result from a breach of this Agreement (provided, that for purposes of this definition references to 15% in the definition of “Takeover Proposal” shall be deemed to be references to 50%) which the board of directors of Seller reasonably determines in good faith (after consultation with Seller’s outside counsel and financial advisors) to be (i) more favorable to the stockholders of Seller than the Transaction, taking into account all relevant factors (including all the terms and conditions of such proposal and the Transaction and the other transactions contemplated hereby and this Agreement (including any changes to the terms of the Transaction, the other transactions contemplated hereby and this Agreement proposed by Buyer in response to such offer or otherwise)) and (ii) if accepted, reasonably capable of being completed, taking into account all financial (including the status and terms of financing of such Takeover Proposal), legal, regulatory and other aspects of such proposal.

“Support Agreement” has the meaning set forth in the Recitals.

“Takeover Proposal” means any proposal or offer (whether or not in writing) from any Person relating to (i) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of any assets (including equity interests in Subsidiaries) or businesses of Seller that constitute 15% or more of the consolidated revenues, net income or assets (including equity interests in Subsidiaries) of Seller, or 15% or more of any class of Securities of Seller, (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of Securities of Seller, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Seller pursuant to which any Person or the stockholders of any Person would acquire 15% or more of any class of Securities of Seller or (iv) any combination of the foregoing (in each case, other than the Transaction or the other transactions contemplated hereby).  Any proposal or offer from any Person relating to an acquisition of the Canada Business (whether through the acquisition or purchase of assets (including equity interests in Subsidiaries), tender offer or exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction or any combination of any of the foregoing) shall not be deemed to be a Takeover Proposal.

“Tangible Personal Property” has the meaning set forth in Section 2.4(i).

“Target Minimum Working Capital” means $9,500,000.

“Tax” means any tax of any kind, including any federal, state, local or foreign income, estimated, sales, use, ad valorem, receipts, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, escheat, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, or occupation tax  and any other assessment, fee, levy, duty, custom, tariff, import, obligation or governmental charge, together with all interest, penalties and additions imposed with respect to such amounts, and shall include any Liability for any such amounts (i) as a result of being a member of a combined, consolidated, unitary, affiliated or similar group, (ii) as a result of being a transferee of or successor to any Person or (iii) by Contract.

“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding relating to Taxes with or against any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement or other document filed with or required to be filed with any Taxing Authority relating to Taxes, including any amendment thereof or supplement or attachment thereto.

“Taxing Authority” means any Governmental Entity (and any subdivision, agency or authority thereof) responsible for the administration, collection or imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 9.4(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction” has the meaning set forth in the Recitals.

“Transaction Accounting Principles” means GAAP, in accordance with past practices; provided, however, in the event of a conflict between GAAP or any other legal requirement, on the one hand, and any historical practice of Seller, on the other hand, GAAP or such other legal requirement shall control.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Assignment Agreement and Bill of Sale and the Support Agreement.

“Transfer Taxes” has the meaning set forth in 6.7

“Transferred Leased Property” means the real property that is the subject of any Real Property lease, together with all rights, title and interest in and to all improvements, structures, fixtures, easements, privileges and all other appurtenances thereto (together with any real property leased, subleased, used or otherwise occupied by the Seller, the Purchased Company or a Subsidiary of the Purchased Company).

 “Transition Services Agreement” has the meaning set forth in Section 2.8(b)(ii).

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“Working Capital” means Current Assets minus Current Liabilities, calculated as shown on the Sample Closing Statement for the Business, in each case determined in accordance with the Transaction Accounting Principles; provided, however, that all such amounts shall be adjusted, if necessary, to exclude all amounts to the extent consisting of any Excluded Assets or Retained Liabilities.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale.  Subject to the terms and conditions of this Agreement, at the Closing, (a) Seller shall, and shall cause each of its Subsidiaries to, sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller or such Subsidiaries of Seller, all of Seller’s or such Subsidiaries’ right, title and interest in and to the Purchased Assets, as further described in Section 2.4, and (b) Buyer will assume the Assumed Liabilities, as further described in Section 2.6.

Section 2.2 Purchase Price.  In consideration for the Purchased Assets and the other obligations of Seller pursuant to this Agreement, at the Closing, Buyer shall, on behalf of itself and/or its Affiliates, (a) pay to Seller the Closing Purchase Price and make the other payments payable in accordance with Section 2.8, and (b) assume the Assumed Liabilities. The Closing Purchase Price may be further adjusted in accordance with Section 2.9 (as so adjusted, the "Purchase Price").

Section 2.3 Closing Date.  The closing of the Transaction (the “Closing”) shall take place at 10:00 a.m. St. Paul time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606, on the first Business Day of the month following the date on which the last of the conditions set forth in Article VII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof) or at such other place, time and date as may be agreed between Seller and Buyer.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Unless the parties otherwise agree in writing, the Closing shall be deemed at 12:01 a.m. local time in each applicable jurisdiction on the Closing Date.

Section 2.4 Purchased Assets.  Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing, Seller shall, and shall cause each of its Subsidiaries to, sell, assign, transfer and convey to Buyer or Affiliates of Buyer, and Buyer shall, and shall cause any of its applicable Affiliates to, purchase, acquire and accept from the Seller or such Subsidiaries of Seller, all of Seller’s or such Subsidiaries’ right, title and interest as of the Closing in and to (a) the Purchased Company Equity Interests, free and clear of all Liens, other than Liens which will be released simultaneously with the Closing, (b) any and all of the assets, rights and properties of every kind and description, whether tangible or intangible or real, personal or mixed primarily used in or held for use in the operation of the Business (other than the Excluded Assets), free and clear of all Liens other than Permitted Liens, and (c) any of the assets set forth on Section 2.4 of the Seller Disclosure Schedule, free and clear of all Liens other than Permitted Liens (collectively the assets specified in clauses (a), (b) and (c), the “Purchased Assets”).

Section 2.5 Excluded Assets.  Notwithstanding anything to the contrary contained herein, Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) shall be retained by Seller and its Affiliates (other than the Purchased Company and its Subsidiaries), and shall be excluded from the Purchased Assets, notwithstanding any other provision of this Agreement:

(a) Any and all loans and advances, if any, by Seller to any of their Affiliates or otherwise to the Business;

(b) Any and all Contracts set forth on Section 2.5(b) of the Disclosure Schedule;

(c) Any and all assets and rights primarily used or held for use in  Seller’s or its Affiliates’ operation of the Canada Business prior to its sale (excluding any and all intellectual property licensed pursuant to that certain Formula License Agreement, dated as of August 4, 2015, by and between Seller and 7324375 Canada, Inc., and all rights under such license);

(d) Tax Returns and other books and records related to Taxes paid or payable by Seller or any of its Affiliates (other than any such returns and other books and records of the Purchased Company and its Subsidiaries and other than any such returns related to the Purchased Assets);

(e)  Any refunds or credits of or against any Seller Taxes;

(f) Any and all Cash Amounts (other than any Cash Amounts of the Purchased Company and its Subsidiaries as of immediately prior to the Closing);

(g) The insurance policies set forth on Section 2.5(g) of the Seller Disclosure Schedules;

(h) All rights exclusively related to matters which are Retained Liabilities;

(i) Any equity interest in any Subsidiary of Seller other than the Purchased Company and the Subsidiaries of the Purchased Company;

(j) Any and all Privileged Communications;

(k) any marketable or non-marketable securities to the extent any such securities are not otherwise included in Cash Amounts; and

(l) any receivables of any kind or nature from any Affiliate or Related Person.

Section 2.6 Assumed Liabilities.  Subject to the terms of this Agreement (including but not limited to Section 9.2(iv)), the Buyer hereby agrees to assume (or cause its applicable designated Affiliates, which shall include the Purchased Company or its Subsidiaries following the Closing, to assume or perform) and agrees to discharge and perform when due (or cause its applicable designated Affiliates to discharge and perform) (a) any and all Liabilities of Seller or any Subsidiary of Seller, which are related to the Business, properly reflected as Current Liabilities in the Closing Working Capital on the Post-Closing Statement as determined pursuant to Section 2.9 and not otherwise Liabilities Transferring by Operation of Law (defined below) and (b) those Liabilities identified on Section 2.6 of the Seller Disclosure Schedules (collectively, the “Assumed Liabilities”), and no others.  For the avoidance of doubt, Buyer acknowledges and agrees that, subject to Section 9.2(iv), any Liability of the Purchased Company or a Subsidiary of the Purchased Company prior to the Closing shall continue to be a Liability of the Purchased Company or such Subsidiary of the Purchased Company following the Closing (collectively, the “Liabilities Transferring by Operation of Law”).

Section 2.7 Retained Liabilities.  Notwithstanding anything in this Agreement to the contrary, Seller acknowledges and agrees that any Liability of Seller or any Affiliate of Seller prior to the Closing shall continue to be a Liability of Seller or such Affiliate of Seller following the Closing except for (i) the Assumed Liabilities and (ii) the Liabilities Transferring by Operation of Law (collectively, the “Retained Liabilities”).  Without limiting the generality of the foregoing, the Retained Liabilities shall include any of the following Liabilities, whether or not relating to the Business:

(a) Any and all Liabilities for which Seller expressly has responsibility pursuant to this Agreement, including the Seller portion of Shared Contract Liabilities pursuant to Section 2.10(b);

(b) Any and all Liabilities that relate to, or arise out of, directly or indirectly Seller's or any of its Affiliates' operation or sale of the Canada Business, and any Taxes associated therewith, including but not limited to any Liabilities of any former Subsidiary of Seller which (i) was domiciled in Canada, (ii) owned another Subsidiary domiciled in Canada or (iii) was engaged in the Canada Business;

(c) Any and all Liabilities to the extent arising out of or related to the Excluded Assets;

(d) Any and all Liabilities for Taxes that are Seller Taxes;

(e) Any and all Liabilities of any Subsidiary of Seller other than the Purchased Company or any Subsidiary of the Purchased Company;

(f) Any and all fees and expenses (including the Seller Transaction Expenses) of brokers, finders, counsel, financial advisors, accountants, consultants and other professional advisors incurred by Seller or any Affiliate of Seller in connection with any auction or other sale process to sell the Business, the Canada Business or any other line of business of Seller or any Affiliate of the Seller, including the negotiation and execution of this Agreement;

(g) Any and all Liabilities related to the matters set forth on Section 2.7(g) of the Seller Disclosure Schedules;

(h) Any and all Liabilities in respect of the Retained Personnel, including with respect to such Retained Personnel’s termination of employment or engagement with the Purchased Company or a Subsidiary of the Purchased Company, as applicable, and any Liabilities related thereto;

(i) Any and all Liabilities in respect of the stockholders of Seller, associated with the issuance, sale, redemption or other disposition of any shares of stock or other Securities of Seller, including any options, warrants, calls, purchase rights, subscription rights, exchange rights or other rights, convertible Securities, agreements or commitments of any kind associated with, related to or derived from Securities of Seller, or related to the breach of, or non-compliance with, (i) any rule of any Governmental Entity (including the SEC or NASDAQ) which relates to reporting, disclosure or other securities-related obligations of Seller or (ii) any applicable fiduciary duties owed to the stockholders of the Seller or otherwise arising under the Delaware General Corporation Law; and

(j) except to the extent provided on Section 2.6 of the Seller Disclosure Schedules, any and all Liabilities relating to or arising under any Seller Benefit Plan.

For the avoidance of doubt, neither Buyer nor, following the Closing, the Purchased Company or any Subsidiary of the Purchased Company shall assume or be liable for (and Buyer shall not cause any of its Affiliates to assume or be liable for) any of the Retained Liabilities.

Section 2.8 Closing Deliveries

(a) At the Closing, Buyer shall make or cause to be made the following payments by wire transfer of immediately available funds:

(i) First, the amounts specified in the payoff letters delivered by Seller to Buyer pursuant to Section 2.8(c)(v) to the payees set forth therein; and

(ii) Second, an amount equal to the Closing Purchase Price, less the Holdback Amount, and less the amount of any withholding required under Section 2.11, to one or more bank accounts designated in writing by Seller (such designation to be made by Seller at least two (2) Business Days prior to the Closing Date).

(b) At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i) the certificate to be delivered pursuant to Section 7.3(c);

(ii) a counterpart of a transition services agreement, in a form agreed between Buyer and Seller following the execution of this Agreement and prior to the Closing (the “Transition Services Agreement”), duly executed by Buyer (or one or more Affiliates of Buyer designated by Buyer);

(iii) to the extent any Purchased Asset or Assumed Liability is not held by the Purchased Company or a Subsidiary of the Purchased Company, a counterpart of the Assignment and Assumption Agreement and Bill of Sale for such Purchased Assets and Assumed Liabilities, by and between Seller and Buyer (or one or more Affiliates of Buyer designated by Buyer), substantially in the form attached as Exhibit B hereto (the “Assignment Agreement and Bill of Sale”), duly executed by Buyer (or one or more Affiliates of Buyer designated by Buyer).

(c) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i) the certificate to be delivered pursuant to Section 7.2(c);

(ii) a counterpart of the Transition Services Agreement duly executed by Seller;

(iii) certificates evidencing the Purchased Company Equity Interests, duly endorsed in blank or with stock powers duly executed in proper form for transfer;

(iv) a counterpart of the Assignment Agreement and Bill of Sale duly executed by Seller;

(v) a payoff letter or similar instrument in a form reasonably satisfactory to Buyer with respect to any and all Indebtedness (including any prepayment premiums, penalties, breakage costs or similar costs or fees associated with such Indebtedness) set forth on Section 2.8(c)(v) of the Seller Disclosure Schedule, each of which shall include an appropriate release and discharge or commitment to release and discharge upon receipt of funds specified therein which releases and terminates any and all Liens related to such Indebtedness;

(vi) all appropriate releases and discharges releasing and terminating the Liens described on Section 3.11 of the Seller Disclosure Schedule; and

(vii) a duly executed certificate of non-foreign status from Seller substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B).

Section 2.9 Adjustment to Base Purchase Price.

(a) Section 2.9 of the Seller Disclosure Schedules sets forth a calculation of the Working Capital, the calculated Adjustment Amount, the Cash Amounts and the Indebtedness of the Purchased Company and its Subsidiaries, in each case, as of June 30, 2015 (the “Sample Closing Statement”), including the asset and liability line items and general ledger accounts.  The Sample Closing Statement has been prepared in accordance with the Transaction Accounting Principles.

(b) At least five (5) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a closing statement (the “Closing Statement”) setting forth its good-faith estimate of (i) the Closing Working Capital, (ii) the Adjustment Amount, (iii) the Closing Cash Amounts and (iv) the Closing Debt and, subject to the proviso in this sentence, such estimates shall be deemed the “Estimated Closing Working Capital,” “Estimated Adjustment Amount,” “Estimated Closing Cash Amounts” and “Estimated Closing Debt,” respectively, for purposes of this Agreement; provided, however, that Buyer shall be given the opportunity to consult with Seller respecting the foregoing estimates and Seller shall use reasonable efforts to consider and incorporate Buyer’s reasonable comments in preparing the Closing Statement and any item set forth therein unless Seller reasonably determines in good faith that the Independent Accounting Firm would not agree that such comments are appropriate in the circumstances.  The Closing Statement shall set forth the calculations of such amounts in a manner consistent with the Sample Closing Statement, shall be prepared in accordance with the Transaction Accounting Principles and shall be supported by the books and records of the Business.  The Estimated Closing Working Capital, the Estimated Adjustment Amount, the Estimated Closing Cash Amounts and the Estimated Closing Debt, shall be used to calculate the Closing Purchase Price to be paid by Buyer to Seller at the Closing.

(c) As promptly as reasonably possible and in any event within sixty (60) days after the Closing Date, Buyer shall prepare or cause to be prepared, and will provide to Seller, a written statement (the “Post-Closing Statement”), setting forth Buyer's calculation of the Closing Working Capital, the Adjustment Amount, the Closing Cash Amounts and the Closing Debt as of 12:01 a.m. Eastern Time on the Closing Date.  The Post-Closing Statement shall set forth in reasonable detail the Buyer’s calculations of such amounts in a manner consistent with the Sample Closing Statement and shall be prepared in accordance with the Transaction Accounting Principles.

(d) Within thirty (30) days following receipt by Seller of the Post-Closing Statement, Seller shall deliver written notice to Buyer of any dispute Seller has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”);

provided, however, that if Seller does not deliver any Dispute Notice to Buyer within such fifteen (15) day period, the Post-Closing Statement will be final, conclusive and binding on the Parties.  The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that Seller disputes and (ii) the correct amount of such item; provided, however, that Seller may not dispute the accounting principles, practices, methodologies and policies used in preparing the Post-Closing Statement unless they are not in accordance with the Transaction Accounting Principles.  Upon receipt by Buyer of a Dispute Notice, Buyer and Seller shall negotiate in good faith to resolve any dispute set forth therein.  If Buyer and Seller fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Buyer and Seller jointly shall engage, within five (5) Business Days following the expiration of the Dispute Resolution Period, Ernst & Young, or, if Ernst & Young is unavailable or conflicted, another nationally recognized independent accounting firm selected jointly by Seller and Buyer (the “Independent Accounting Firm”) to resolve any such dispute; provided that, if Seller and Buyer are unable to agree on the Independent Accounting Firm, then each of Seller and Buyer shall select a nationally recognized independent accounting firm, and the two (2) firms will mutually select a third nationally recognized independent accounting firm to serve as the Independent Accounting Firm.  As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Buyer and Seller shall each prepare and submit a presentation detailing each Party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm.  Buyer and Seller shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination along with a written report, binding on the Parties, of the appropriate amount of each of the line items that remains in dispute as indicated in the Dispute Notice.  With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Buyer, as applicable, in their respective presentations to the Independent Accounting Firm described above.  Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to whether any disputed determinations of the Closing Working Capital, the Adjustment Amount, the Closing Cash Amounts and the Closing Debt were properly calculated in accordance with the Transaction Accounting Principles.  All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Seller and Buyer.  All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm, will be final, conclusive and binding on the Parties (absent manifest error).  The Parties agree that any adjustment as determined pursuant to this Section 2.9(d) shall be treated as an adjustment to the Purchase Price, except as otherwise required by Law.

(e) For purposes of complying with the terms set forth in this Section 2.9, each of Seller and Buyer shall reasonably cooperate with and make available to each other and their respective Representatives all information, records, data and working papers, in each case to the extent related to the Purchased Assets, Excluded Assets, Assumed Liabilities, Retained Liabilities and Business, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Post-Closing Statement and the resolution of any disputes thereunder.

(f) The “Final Purchase Price” shall mean the Base Purchase Price, plus (i) the Closing Cash Amounts, minus (ii) the Adjustment Amount, minus (iii) the Closing Debt, in each of cases (i), (ii) and (iii), as finally determined pursuant to Sections 2.9(c) and 2.9(d).

(g) Buyer shall withhold Two Million Dollars ($2,000,000) from the Closing Purchase Price to be paid at Closing (such amount, the “Holdback Amount”), pending the determination of any adjustment pursuant to this Section 2.9; provided that if the Post-Closing Statement indicates that amounts subject to adjustment (i.e., differences between the Closing Statement and Post-Closing Statement) in favor of Buyer, are less than the Holdback Amount, Buyer shall deliver to Seller the difference between the Holdback Amount and the amounts subject to adjustment in favor of Buyer set forth in the Post-Closing Statement and Buyer shall retain the remainder of the Holdback Amount pending the final determination of the adjustment pursuant to this Section 2.9 (such remainder being hereinafter referred to as the “Adjusted Holdback Amount” even if such remainder equals the Holdback Amount); provided, however, notwithstanding the foregoing, no payment pursuant to this sentence shall in any way limit, restrict or result in a waiver of any right of Buyer with respect to the final determination of any adjustment pursuant to this Section 2.9.  If the Closing Purchase Price (which, for purposes of this Section 2.9(g), shall include the Holdback Amount), shall exceed the Final Purchase Price, then Buyer shall receive the amount of such excess from the Adjusted Holdback Amount; provided, however, that (i) if such excess is greater than the Adjusted Holdback Amount, the amount of such excess over the Adjusted Holdback Amount shall be paid by Seller to Buyer in cash by wire transfer of immediately funds to an account or accounts designated in writing by Buyer to Seller and (ii) if such excess is less than the Adjusted Holdback Amount, then the Adjusted Holdback Amount less the amount of such excess shall be paid by Buyer to Seller in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer.  If the Final Purchase Price exceeds the Closing Purchase Price, then (i) the amount of such excess shall be paid by Buyer to Seller in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer and (ii) the Adjusted Holdback Amount shall be paid by Buyer to Seller in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer.  Any of the foregoing payments shall be made within five (5) Business Days of the date on which the Adjustment Amount, Closing Cash Amounts and Closing Debt are finally determined pursuant to this Section 2.9.

Section 2.10 Non-Assignment; Consents.

(a) Seller and Buyer shall use commercially reasonable efforts to obtain, or cause to be obtained, any approval, authorization, or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or permit by, any Person (collectively, "Approvals") (other than Regulatory Approvals, which shall be governed by Section 5.1) required in connection with the sale, assignment or transfer of any Purchased Asset.  If such Approval is not obtained prior to Closing, until the earliest of (i) such time as such Approval or Approvals are obtained or (ii) the date Seller is dissolved in accordance with the

General Corporation Law of the State of Delaware or (iii) six (6) months following the Closing Date, then Seller will cooperate with Buyer in any arrangement reasonably acceptable to Buyer and Seller intended to both (x) provide Buyer and/or its applicable Affiliates, to the fullest extent practicable, the claims, rights and benefits of any such Purchased Assets (including by means of any subcontracting, sublicensing or subleasing arrangement) and (y) cause Buyer and/or its applicable Affiliates to bear all costs and Liabilities thereunder from and after the Closing in accordance with this Agreement to the extent that Buyer and/or its applicable Affiliates receive the rights and benefits of such Purchased Assets from and after the Closing in accordance with this Agreement.  In furtherance of the foregoing, Buyer will, or will cause its Affiliates to, promptly pay, perform or discharge when due any related Liability (other than any Liability for income, franchise or similar Taxes) arising thereunder after the Closing Date to the extent that Buyer and/or its applicable Affiliates receive the rights and benefits of such Purchased Assets from and after the Closing in accordance with this Agreement.

(b) Any Contract to be assigned, transferred and conveyed in accordance with Section 2.4 that does not primarily relate to the Business (each, a “Shared Contract”) shall be assigned, transferred and conveyed only with respect to (and preserving the meaning of) those parts that relate to the Business, to either Buyer or an Affiliate of Buyer designated by Buyer, if so assignable, transferrable or conveyable, or appropriately amended prior to, on or after the Closing, so that Buyer and its Affiliates shall be entitled to the rights and benefit of those parts of the Shared Contract that relate to the Business and shall assume the related portion of any Liabilities contemplated by this Agreement (the “Buyer Portion of the Shared Contract Liabilities”); provided, however, that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more Approvals and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such Approval or Approvals, until the earliest of (A) such time as such Approval or Approvals are obtained, (B) the date Seller is dissolved in accordance with the General Corporation Law of the State of Delaware or (C) six (6) months following the Closing Date, then Seller will cooperate with Buyer to establish an agency type or other similar arrangement reasonably satisfactory to Seller and Buyer intended to both (x) provide Buyer and/or its applicable Affiliates, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts that relate to the Business (including by means of any subcontracting, sublicensing or subleasing arrangement) and (y) cause Buyer and/or its applicable Affiliates to bear the costs and Liabilities thereunder from and after the Closing in accordance with this Agreement to the extent that Buyer and/or its applicable Affiliates receive the rights and benefits of the parts of the Shared Contracts that relate to the Business.  In furtherance of the foregoing, Buyer will promptly pay, perform or discharge when due any Liability (other than any Liability for income, franchise or similar Taxes) arising thereunder after the Closing Date to the extent that Buyer and/or its applicable Affiliates receive the rights and benefits of the parts of such Shared Contracts that relate to the Business.

Section 2.11 Withholding.  Notwithstanding any other provision in this Agreement to the contrary, Buyer and each of its Affiliates shall be entitled to deduct and withhold from amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any federal, state, local or foreign Tax Law.  To the extent that amounts are so withheld by Buyer or any of its Affiliates, Buyer shall remit such amounts to the appropriate Taxing Authority, and such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Seller Disclosure Schedules shall be deemed to have been disclosed in any other section in the Seller Disclosure Schedules to which the applicability of such disclosure is readily apparent) Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Organization, Standing and Power.  Each of Seller and the Purchased Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary organizational power and authority to carry on the Business as presently conducted. Except as set forth on Section 3.1 of the Seller Disclosure Schedules, each of Seller and the Purchased Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Business.  Section 3.1 of the Seller Disclosure Schedules contains a true and correct list of the jurisdictions in which the Purchased Company is qualified or registered to do business as a foreign corporation.

Section 3.2 Purchased Company and Other Subsidiaries.

(a) All of the Purchased Company Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable, and such Purchased Company Equity Interests constitute all of the issued and outstanding equity interests of the Purchased Company.  Except for the Purchased Company Equity Interests, there are no outstanding Securities or other similar ownership interests of any class or type of or in the Purchased Company.  The Purchased Company Equity Interests are owned of record and beneficially by the Seller.  Except as set forth on Section 3.2 of the Seller Disclosure Schedules, there are no outstanding options, warrants, calls, purchase rights, subscription rights, exchange rights or other rights, convertible Securities, agreements or commitments of any kind pursuant to which the Purchased Company is or may become obligated to (i) issue, transfer, sell or otherwise dispose of any of its Securities, or any Securities convertible into or exercisable or exchangeable for its Securities, or (ii) redeem, purchase or otherwise acquire any outstanding Securities of any of the Purchased Company.  Except as set forth on Section 3.2 of the Seller Disclosure Schedules, the Purchased Company does not have any Subsidiaries or ownership in any other entities.

(b) The equity interests of each Subsidiary of the Purchased Company (the “Purchased Company Subsidiary Equity Interests”) are set forth on Section 3.2(b)(i) of the Seller Disclosure Schedules.  All of the Purchased Company Subsidiary Equity Interests have been duly authorized and validly issued and fully paid and non-assessable, and no such Purchased Company Subsidiary Equity Interests have been issued in violation of any preemptive or similar rights.  The Purchased Company Subsidiary Equity Interests constitute all of the issued and outstanding equity interests of the Subsidiaries of the Purchased Company.  Except for the Purchased Company Subsidiary Equity Interests, there are no outstanding Securities or other similar ownership interests of any class or type of or in any Subsidiary of the Purchased Company.  Except as set forth on Section 3.2(b)(ii) of the Seller Disclosure Schedules, the Purchased Company Subsidiary Equity Interests are owned of record and beneficially by the Purchased Company free and clear of all Liens.  Except as set forth on Section 3.2(b)(iii) of the Seller Disclosure Schedules, there are no outstanding options, warrants, calls, purchase rights, subscription rights, exchange rights or other rights, convertible Securities, agreements or commitments of any kind pursuant to which any Subsidiary of the Purchased Company is or may become obligated to (i) issue, transfer, sell or otherwise dispose of any of its Securities or (ii) redeem, purchase or otherwise acquire any outstanding Securities of any Subsidiary of the Purchased Company.  Except as set forth on Section 3.2(b)(iv) of the Seller Disclosure Schedules, no Subsidiary of the Purchased Company has any Subsidiaries or ownership interests in any other entities.

Section 3.3 Authority; Execution and Delivery; Enforceability.

(a) Seller has all necessary power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its stockholders (the “Seller Stockholder Approval”) holding at least a majority of the outstanding shares of common stock of Seller at a duly called meeting of stockholders currently anticipated to be held on October 15, 2015 (the “Seller Stockholder Meeting”), to consummate the Transaction and the other transactions contemplated hereby.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Transaction and the other transactions contemplated hereby have been duly authorized by the board of directors of Seller and, except for obtaining the Seller Stockholder Approval, no other corporate or other action on the part of Seller is necessary to authorize the consummation by it of the transactions contemplated hereby.  Seller has duly executed and delivered this Agreement, and, subject to obtaining the Seller Stockholder Approval and the due authorization, execution and delivery by Buyer, this Agreement constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).  As of the date of this Agreement, each Person set forth in Exhibit A-1 has executed the Support Agreement providing that such Person shall approve and vote any Securities of Seller held by such Person in favor of the Transaction.  Exhibit A-1 sets forth a true and correct list of (i) each director and officer of Seller and (ii) each Affiliate of each director and officer of Seller who directly or indirectly owns or controls the right to vote any of the Securities of Seller.

(b) The board of directors of Seller, at a meeting duly called and held, has duly adopted resolutions (i) approving this Agreement, (ii) declaring this Agreement advisable, and (iii) recommending that Seller’s stockholders adopt this Agreement. As of the date hereof, such resolutions have not been amended or withdrawn.

Section 3.4 No Conflicts; Consents.

(a) Except as set forth on Section 3.4(a) of the Seller Disclosure Schedules, the execution and delivery by Seller of this Agreement does not, and the consummation by the Seller of the Transaction and the other transactions contemplated hereby and compliance by Seller with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require the Approval of any Person (other than any Governmental Entity) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of benefit under, or result in the creation of any Lien upon any of the Purchased Assets or assets of the Purchased Company or any Subsidiary of the Purchased Company under, any provision of (i) the certificate of incorporation, bylaws or equivalent governing documents of Seller, the Purchased Company or any Subsidiary of the Purchased Company, (ii) any Judgment or Law applicable to the Business or the Purchased Assets or (iii) any Material Contract to which Seller, the Purchased Company or any Subsidiary of the Purchased Company is a party or by which the property or assets of Seller, the Purchased Company or any Subsidiary of the Purchased Company property are bound, except, in the case of clause (iii), as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Business.

(b) No Approval of any Governmental Entity is required to be obtained or made by or with respect to Seller, the Purchased Company or any Subsidiary of the Purchased Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby, other than (i) such filings with and approvals as may be necessary to comply with the rules and regulations of NASDAQ, (ii) the filings with the SEC of the Proxy Statement in accordance with Regulation 14A promulgated under the Exchange Act, (iii) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the other consents, filings and/or notices set forth on Section 3.4(b) of the Seller Disclosure Schedules and (v) those that, if not obtained, made or given, individually or in the aggregate, have not been or would not reasonably be expected to be material to Seller, the Purchased Company and the Subsidiaries of the Purchased Company, taken as a whole.

Section 3.5 Litigation.  Except as set forth in Section 3.5 of the Seller Disclosure Schedules, (1) there are no Actions pending or, to the Knowledge of Seller, threatened, against Seller or any of its Affiliates (including the Purchased Company and its Subsidiaries) with respect to the Business or the Purchased Assets (including the assets of the Purchased Company and its Subsidiaries) and (2) there is no Judgment of any Governmental Entity or arbitrator outstanding against Seller or any of its Affiliates (including the Purchased Company and its Subsidiaries) with respect to the Business, the Purchased Company or any Subsidiary of the Purchased Company.

Section 3.6 SEC Reports.

(a) Except as set forth on Section 3.6 of the Seller Disclosure Schedules, Seller has timely filed or furnished on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, collectively, the “Sarbanes-Oxley Act”) with the SEC since January 1, 2014 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “SEC Documents”).  As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, and giving effect to any amendments or supplements thereto filed prior to the date hereof, each SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, in each case to the extent applicable to such SEC Document,  none of the SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and no SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date of such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading).  Seller is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and, except as set forth on Section 3.6(a) of the Seller Disclosure Schedules, with the applicable listing and governance rules and regulations of NASDAQ.

(b) The Seller Financial Statements have been derived from the accounting books and records of Seller and its Subsidiaries and, (i) as of their respective dates of filing with the SEC complied as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted by Form 10-Q and Regulation S-X of the SEC) and (iii) fairly present, in all material respects, the consolidated financial position of Seller and its consolidated Subsidiaries as at the respective dates thereof, and the consolidated results of operations, consolidated stockholders’ equity and the consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments described therein, including the notes thereto).  Since January 1, 2014, through the date of this Agreement, there has not been any material change in any method of financial accounting of Seller, except as required by GAAP and disclosed in the SEC Documents filed prior to the date hereof.

(c) Except as set forth in Section 3.6(c) of the Seller Disclosure Schedule, neither the Purchased Company nor any Subsidiary of the Purchased Company is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transactions involving, or material Liabilities of, the Purchased Company or any Subsidiary of the Purchased Company in the Seller Financial Statements or other SEC Documents.

Section 3.7 Internal Controls and Procedures.

(a) Except as set forth in Section 3.7(a) of the Seller Disclosure Schedule, Seller maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed by, or under the supervision of, its principal executive officer and principal financial officer, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Except as set forth in Section 3.7(a) of the Seller Disclosure Schedule, Seller’s system of internal accounting controls is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets.

(b) Except as set forth in Section 3.7(b) of the Seller Disclosure Schedule, Seller’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by Seller in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Seller’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make certification of the principal executive officer and principal financial officer of Seller.

(c) Seller has evaluated the effectiveness of its internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable SEC Documents that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation.  Seller has disclosed, based on the most recent evaluation of internal control over financial reporting, to Seller’s auditors and the audit committee of its board of directors (and made available to Buyer a summary of the significant aspects of such disclosure) (i) all “significant deficiencies” and “material weaknesses” in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal control over financial reporting.  Except as set forth in Section 3.7(c) of the Seller Disclosure Schedule, Seller has not identified any material weaknesses in the design or operation of its internal control over financial reporting.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standard No. 60, as in effect on the date hereof.

Section 3.8 No Undisclosed Liabilities; Existing Debt.

(a) Except for Liabilities that, individually or in the aggregate, have not been or would not reasonably be expected to be material to the Business, none of the Business, the Purchased Company or any Subsidiary of the Purchased Company has any Liabilities except for Liabilities (i) reflected or reserved against in the most recent balance sheet of Seller included in the Seller Financial Statements filed prior to the date hereof, (ii) incurred since June 30, 2015 in the ordinary course of business consistent with past practice or (iii) disclosed to Buyer in Section 3.8(a) of the Seller Disclosure Schedules.

(b) Section 3.8(b) of the Seller Disclosure Schedules sets forth all outstanding Indebtedness of Seller and each Subsidiary of Seller (including the Purchased Company and each Subsidiary of the Purchased Company).  Except as set forth on Section 3.8(b) of the Seller Disclosure Schedule, all of the foregoing Indebtedness shall be repaid on or prior to the Closing.

Section 3.9 Proxy Statement.  The proxy statement of Seller (as amended or supplemented from time to time, the “Proxy Statement”) to be filed with the SEC for use in connection with the solicitation of proxies from Seller’s stockholder in connection with the Transaction and the Seller Stockholder Meeting will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at the time of such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Seller and at the time of the Seller Stockholder Meeting.  The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any information supplied in writing by Buyer or any of its Representatives specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.10 Absence of Changes or Events.

(a) Except as set forth in Section 3.10 of the Seller Disclosure Schedules, since June 30, 2015, through the date of this Agreement, the Business has been conducted in all material respects in the ordinary course consistent with past practice.

(b) Except as set forth in Section 3.10 of the Seller Disclosure Schedules, since June 30, 2015, through the date of this Agreement, Seller, the Purchased Company and the Subsidiaries of the Purchased Company have not taken any action with respect to the Business that, if taken after the date of this Agreement, would have required the consent of Buyer under Section 5.2.

(c) Since June 30, 2015, there has not been nor has there occurred any event, change, development or effect that, individually or in the aggregate, has resulted in or would reasonably be expect to result in a Material Adverse Effect.

Section 3.11 Title; Sufficiency and Condition of Assets.

(a) Seller and its Subsidiaries own all rights, title and interests in and to the Purchased Assets free and clear of all Liens, other than (i) Liens on the Purchased Company Equity Interests which will be released simultaneously with the Closing and (ii) Permitted Liens on the Purchased Assets other than the Purchased Company Equity Interests.  The Purchased Company and its Subsidiaries own all right, title and interest in and to their assets, free and clear of all Liens, other than Permitted Liens. As of the execution of the conveyance documents from the Seller and its Subsidiaries to Buyer or any of its Affiliates for any Purchased Asset, Buyer or its applicable Affiliate shall own all the rights, title and interest in and to such Purchased Asset free and clear of all Liens (subject to any Liens arising with respect to Buyer), other than (i) Liens on the Purchased Company Equity Interests which will be released simultaneously with the Closing and (ii) Permitted Liens on the Purchased Assets other than the Purchased Company Equity Interests.

(b) As of the Closing, the Purchased Assets (including the assets held by the Purchased Company and its Subsidiaries), (a) taking into account the Transaction Documents and all of the assets, services, products and real property to be provided, acquired, leased or licensed under the Transaction Documents and (b) assuming all Approvals and Business Permits have been obtained or transferred, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted, immediately prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business in all material respects in the manner currently conducted.

(c) The buildings, plants, structures, furniture, fixtures, Information Technology, machinery, equipment, vehicles, Transferred Leased Property and other items of Tangible Personal Property included in the Purchased Assets are in operating condition and repair, subject to ordinary wear and tear, and are adequate for the uses to which they are being put.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Seller Disclosure Schedules sets forth a true and complete list of all Patents and Patent applications, registrations and applications for Trademarks and Copyrights, and proprietary Software, in each case that are material to the Business and owned by Seller, the Purchased Company or its Subsidiaries (the “Business Intellectual Property”), as of the date of this Agreement, and all such listed Intellectual Property is subsisting and enforceable and has not been declared invalid.  Seller, the Purchased Company or a Subsidiary of the Purchased Company is the sole and exclusive owner of all right, title and interest in and to each item of Business Intellectual Property, free and clear of all Liens other than Permitted Liens.

(b) Except as set forth on Section 3.12 of the Seller Disclosure Schedules: (i) none of the material Business Intellectual Property is subject to any Judgment adversely affecting the use thereof or rights thereto by Seller or any Subsidiary of Seller (including the Purchased Company and its Subsidiaries); (ii) there is no opposition or cancellation Proceeding pending or threatened in writing against Seller or any Subsidiary of Seller (including the Purchased Company and its Subsidiaries) concerning the ownership, validity or enforceability of any material Business Intellectual Property; (iii) there is no infringement or misappropriation, or other violation of any material Business Intellectual Property by any other Person; (iv) to the Knowledge of Seller, the conduct of the Business (including all products and services of the Business), as conducted currently and during the past one (1) year period, does not infringe, misappropriate, violate or otherwise conflict with the Intellectual Property of any other Person in any material respect; and (v) neither Seller nor any Subsidiary of Seller (including the Purchased Company and its Subsidiaries) has received any written notice within the past three (3)-year period alleging that the conduct of the Business as conducted within the past three (3)-year period  (including all products and services of the Business) infringed, misappropriated or otherwise violated the Intellectual Property of any other Person.

(c) Except as set forth on Section 3.12(c) of the Seller Disclosure Schedules and except as set forth in Section 3.12(b)(v), Seller or an Affiliate of Seller (including the Purchased Company or a Subsidiary of the Purchased Company) owns, is licensed or otherwise possesses valid rights to use or exploit all Intellectual Property used to conduct the Business as presently conducted.

(d) Seller and its Subsidiaries (including the Purchased Company and its Subsidiaries) have taken reasonable measures to protect the confidentiality of material Trade Secrets.  To the Knowledge of Seller, there has not been any disclosure of any material confidential Trade Secret included in the Business Intellectual Property to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

(e) Except as set forth on Section 3.12 of the Seller Disclosure Schedules, with respect to the use of Information Technology in the conduct of the Business as presently conducted, (i) no capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business that are consistent with past practice, and (ii) neither Seller nor any of its Subsidiaries (including the Purchased Company and its Subsidiaries) has experienced any material defects in such Information Technology, including any material error or omission in the processing of any transactions other than defects which have been corrected.  During the three (3) years prior to the date hereof and to the Knowledge of Seller, (i) there have been no material security breaches in any material Information Technology used in the conduct of the Business as presently conducted, and (ii) there have been no disruptions in any such Information Technology that materially and adversely affected the Business.  Seller has evaluated the disaster recovery and backup needs of the Business and has implemented plans and systems that reasonably address such needs.   With respect to the

Software included in the Business Intellectual Property, (i) to the Knowledge of Seller, no such Software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software, (ii) neither Seller nor any of its Subsidiaries (including the Purchased Company and its Subsidiaries) has delivered, licensed or made available, or has any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any such Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Seller or such Subsidiary, and (iii) no such Software is subject to the terms of any “open source” or other similar license that provides for any source code of the Software to be disclosed, licensed, publicly distributed, or dedicated to the public.

(f) Neither Seller nor any current or former Affiliate, partner, director, stockholder, officer, or employee of Seller or its Affiliates (other than the Purchased Company and its Subsidiaries) will, after giving effect to the transactions contemplated hereby, own or retain any proprietary rights in any of the Intellectual Property owned or used in the conduct of the Business.  The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Purchased Company’s or its Subsidiaries’ right to own or use any of the Intellectual Property as owned or used in the conduct of the Business as presently conducted.

Section 3.13 Real Property.

(a) Neither Seller nor any of its Subsidiaries (including the Purchased Company and its Subsidiaries) owns any real property used in the Business.

(b) Section 3.13(b) of the Seller Disclosure Schedules set forth a true and complete list of all Transferred Leased Property of the Purchased Company or any Subsidiary of the Purchased Company.  Pursuant to the terms of the Real Property Leases, the Purchased Company and/or its Subsidiaries have good and valid marketable title to the leasehold estate (as lessee) in all Transferred Leased Property, as lessee, in each case free and clear of all Liens, other than Permitted Liens.  Seller has delivered to Buyer a true and complete copy of each Real Property Lease.  With respect to each Real Property Lease: (i) such Real Property Lease is valid, binding, enforceable and in full force and effect in accordance with its respective terms, subject to the terms thereof and the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity), and the Purchased Company or applicable Subsidiary of the Purchased Company enjoys peaceful and undisturbed possession of the Transferred Leased Property, (ii) the Purchased Company or applicable Subsidiary of the Purchased Company, and the counterparty to each Real Property Lease, is not in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by such entity, in any material respect, of such Real Property Lease, (iii) all material improvements required by the terms of the Real Property Lease to be made by a landlord have been completed in accordance with the terms of the Real Property Lease and the tenant thereunder is satisfied with such improvements, (iv) there are no concessions, allowances, credits, rebates or refunds to which a tenant is entitled to receive (whether past due, due or may become due in the future) under the Real Property Lease, or may be entitled in the future under the Real Property Lease, (v) no consent of landlord, any counterparty or other Person is required under any Real Property Lease in connection with the transaction contemplated by this Agreement, (vi) no Real Property Lease is a Shared Contract, and (vii) except as set forth on Section 3.13(b) of the Seller Disclosure Schedules, no party or parties guaranty any obligations of the Purchased Company or any Subsidiary of the Purchased Company under any Real Property Lease.  Except as set forth on Section 3.13(b) of the Seller Disclosure Schedules, neither Seller nor any of its Subsidiaries (other than the Purchased Company and its Subsidiaries) leases, subleases, licenses or otherwise uses or occupies any real property used in the Business.

(c) Except as set forth on Section 3.13(c) of the Seller Disclosure Schedules, neither the Purchased Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Transferred Leased Property or any portion thereof.

(d) Neither the Seller nor any of its Subsidiaries (including the Purchased Company and its Subsidiaries) has received any notice of (i) any material violations of building codes and/or zoning ordinances or other Laws affecting the Transferred Leased Property; (ii) existing, pending or, to Seller’s Knowledge, threatened condemnation proceedings affecting the Transferred Leased Property; or (iii) existing, pending or, to the Knowledge of Seller, threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Transferred Leased Property, in any material respect, as currently operated.  Neither the whole nor any material portion of any Transferred Leased Property has been damaged or destroyed by fire or other casualty.

Section 3.14 Contracts.

(a) Section 3.14(a) of the Seller Disclosure Schedules sets forth as of the date of this Agreement a true and complete list of the following Contracts to which (1) the Purchased Company or any Subsidiary of the Purchased Company is a party or pursuant to which any property of the Purchased Company or a Subsidiary of the Purchased Company is subject or (2) that is related to the Business and to which Seller or any Subsidiary or Seller (other than the Purchased Company or Subsidiary of the Purchased Company) is a party:

(i) any Contract or group of Contracts (excluding purchase orders submitted in the ordinary course of business) with the same party under which the Business is expected to purchase during the twelve (12)-month period immediately following, or pursuant to which the Business has purchased during the twelve (12)-month period immediately preceding, the date hereof, in the aggregate, a minimum of $1,000,000 of goods and/or services on an annual basis;

(ii) any Contract or group of Contracts (excluding purchase orders submitted in the ordinary course of business) with the same party under which the Business is expected to sell during the twelve (12)-month period immediately following, or pursuant to which the Business has sold during the twelve (12)-month period immediately preceding, the date hereof, in the aggregate, a minimum of $1,000,000 of goods and/or services on an annual basis;

(iii) any Contract requiring future capital expenditure obligations of the Business in excess of $250,000;

(iv) any Contract with any Business Employee or any independent contractor who provides services to the Business that provides for annualized compensation in excess of $100,000;

(v) any collective bargaining agreement or other labor related Contract with any union or labor organization;

(vi) any joint venture, partnership or other similar agreement or written arrangement involving co-investment or the sharing of revenues, profits, losses, costs or Liabilities between the Business with a third party;

(vii) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) which either (a) after the Closing, contains remaining obligations of, restrictions on, or rights of or relating to the Business, the Purchased Company or a Subsidiary of the Purchased Company or (b) was otherwise entered into within three (3) years prior to the date of this Agreement;

(viii) any Contract requiring Seller or any Affiliate of Seller to pay royalties to, or entitling Seller or any Affiliate of Seller to receive royalties from, a third party with respect to a product, service or program of the Business;

(ix) any Contract (x) granting Seller or any Affiliate of Seller (including the Purchased Company or any Subsidiary of the Purchased Company) a license or any other right with respect to Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap Software having a replacement cost and annual license fee of less than $50,000 in the aggregate for all such related Contracts), (y) restricting the right of Seller, any Affiliate of Seller, the Purchased Company or any Subsidiary of the Purchased Company to use or register any material Business Intellectual Property, or (z) permitting any other Person, to use, enforce or register any material Business Intellectual Property, including any license agreements, coexistence agreements and covenants not to sue;

(x) any Contract containing covenants that would restrict or limit in any respect the ability of the Business, the Purchased Company or any Subsidiary of the Purchased Company after the Closing to (a) engage or compete in any business or with any Person or in any market or geographic area, (b) solicit for employment or hire any Person or (c) otherwise operate the Business;

(xi) promissory notes, loans, Contracts, indentures, evidences of Indebtedness or other instruments related to the lending of money, whether as borrower, lender or guarantor;

(xii) any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum or otherwise not terminable by Seller or an Affiliate of Seller (including the Purchased Company and its Subsidiaries) within one (1) year;

(xiii) any material warranty, guarantee or other similar undertaking with respect to a contractual performance extended by Seller, any Subsidiary of Seller, the Purchased Company or any Subsidiary of the Purchased Company with respect to the Business or the Purchased Assets (including the assets or other businesses of the Purchased Company or any Subsidiary of the Purchased Company);

(xiv) any Contract requiring the Business to indemnify or hold harmless any Person other than those entered into in the ordinary course of business;

(xv) any Contract containing (a) a “most favored nation” provision or any similar provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more other parties or (b) a requirement to deal exclusively with, or a grant of exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other party;

(xvi) to the Knowledge of Seller (which, for purposes of this Section 3.14(xvi) only, shall mean the actual knowledge, without inquiry, of the Person's listed in Section 1.1(a) of the Seller Disclosure Schedule), any Contract with any Related Person, other than Contracts that will be terminated at or prior to Closing;

(xvii) any Contract with any Affiliate of Seller, other than Contracts that will be terminated at or prior to Closing;

(xviii) any Contract or agreement with a Governmental Entity (other than Permits) which produces annual revenues in excess of $50,000; and

(xix) any Contract not otherwise made in the ordinary course of business that individually involve annual payments to or from the Business in excess of $25,000;

(each such Contract required to be listed on Section 3.14(a) of the Seller Disclosure Schedules and any Contract of the Purchased Company or any Subsidiary of the Purchased Company that is a material Contract required to be filed as an exhibit to Seller’s 10-K pursuant to Item 601(b)(10) of Regulation S-K of the SEC, a “Material Contract”).

(b) Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Business, (i) each Material Contract is in full force and effect and is valid, binding and enforceable against the parties thereto, in accordance with its terms, in each case, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and (ii) Seller or any applicable Subsidiary of Seller (including the Purchased Company and its Subsidiaries), is not in breach or violation of, or default under, any Material Contract and, to the Knowledge of Seller, no third party is in breach or violation of, or default under, any Material Contract, and no event has occurred that with or without notice or lapse of time or both would constitute a breach or default (whether by lapse of time or notice or both) of Seller, any such Subsidiary of Seller or any such third parties.

(c) A copy of each Material Contract (including each exhibit, schedule, appendix and other attachment thereto) that is a true, accurate and complete copy of such Contract and in effect as of the date hereof has been made available to Buyer.

Section 3.15 Compliance with Applicable Laws; Permits.

(a) Except as set forth on Section 3.15(a) of the Seller Disclosure Schedules, Seller and its Subsidiaries, with respect to the Business, and the Purchased Company and its Subsidiaries are, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws and Orders.

(b) (i) Seller and its Subsidiaries (including the Purchased Company and its Subsidiaries) hold all Permits necessary for the conduct of the Business as presently conducted (the “Business Permits”), and (ii) Seller and its Subsidiaries (including the Purchased Company and its Subsidiaries) are in compliance with the terms of the Business Permits in all material respects.  From and after the Closing, neither Seller nor any Affiliate of Seller shall initiate or prosecute, directly or indirectly, any Proceedings challenging the Business Permits.

Section 3.16 Environmental Matters.  Except as set forth on Section 3.16 of the Seller Disclosure Schedules, (a) Seller and its Subsidiaries (including the Purchased Company and its Subsidiaries) are, and have been, in compliance in all material respects with all applicable Environmental Laws with respect to the Business and the Purchased Assets (including the other assets and businesses of the Purchased Company and its Subsidiaries, as applicable), (b) Seller and its Subsidiaries (including the Purchased Company and its Subsidiaries) are in compliance with all material Permits pursuant to Environmental Laws required for the operation of the Business as presently conducted and the Purchased Assets (including the other assets and businesses of the Purchased Company and its Subsidiaries, as applicable), (c) there are no Proceedings pending or, to the Knowledge of the Seller, threatened against or otherwise involving the Purchased Company, any Subsidiaries of the Purchased Company, the Purchased

Assets or the Business alleging a violation in any material respect of Environmental Laws, (d) all material Permits required under Environmental Laws for the operation of the Business and the Purchased Assets are issued to and held by the Purchased Company or its Subsidiaries, (e) from and after the Closing, neither Seller nor any Affiliate of Seller shall initiate or prosecute, directly or indirectly, any Proceedings challenging the Permits pursuant to Environmental Laws that are transferred to Buyer, or an Affiliate of Buyer designated by Buyer, pursuant to this Agreement, to the extent relating to the operation of the Business or the Purchased Assets (including the assets and businesses of the Purchased Company or its Subsidiaries, as applicable), (f) within the one (1) year period prior to the date hereof, neither the Seller nor any of its Subsidiaries (including the Purchased Company and its Subsidiaries) has received any written notice of, and to the Knowledge of Seller there are no, actions, activities, circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Material, which would be reasonably likely to form the basis of any material Liability involving or affecting the Business or the Purchased Assets (including the assets and businesses of the Purchased Company or its Subsidiaries, as applicable), and (g) Seller and its Subsidiaries (including the Purchased Company and its Subsidiaries) have delivered or otherwise made available for inspection to Buyer true, complete and correct copies and results of any reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments) studies, analyses, tests or monitoring in the possession of or reasonably available to Seller and its Subsidiaries (including the Purchased Company and its Subsidiaries) pertaining to: (i) any unresolved liabilities under Environmental Laws; (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by Seller or its Subsidiaries (including the Purchased Company and its Subsidiaries) with respect to the Business or the Purchased Assets (including the other assets and businesses of the Purchased Company or its Subsidiaries, as applicable); or (iii) compliance with applicable Environmental Laws as relates to the Business or the Purchased Assets (including the assets and businesses of the Purchased Company or its Subsidiaries, as applicable).

Section 3.17 Taxes.

(a) All Federal income and other material Tax Returns required to be filed with respect to the Purchased Assets, the Assumed Liabilities, the Business and by or with respect to the Purchased Company and each of its Subsidiaries have been or will be timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b) Seller has timely paid or will timely pay (or has caused or will cause to be timely paid or duly and timely withheld and remitted) to the proper Taxing Authority all Taxes (whether or not shown as due and payable on any Tax Return) due and payable with respect to the Purchased Assets, the Assumed Liabilities and the Business, other than any such Taxes that are being contested in good faith and by appropriate Proceedings and for which adequate reserves have been established and reflected in the Seller Financial Statements.

(c) The Purchased Company and each of its Subsidiaries has timely paid or will timely pay (or caused to be timely paid or duly and timely withheld and remitted) to the proper Taxing Authority all Taxes (whether or not shown as due and payable on any Tax Return) due and payable by it, other than any such Taxes that are being contested in good faith and by appropriate Proceedings and for which adequate reserves have been established and reflected in the Seller Financial Statements.

(d) There is no Action by any Taxing Authority pending or asserted or threatened in writing in respect of any Taxes of or with respect to the Purchased Assets, the Purchased Company or any of its Subsidiaries or with respect to any assets or properties of the Purchased Company or any of its Subsidiaries.

(e) Neither the Purchased Company nor any of its Subsidiaries is a party to or is subject to any Contract (other than a Contract entered into in the ordinary course of business, the principal purpose of which is not Taxes) or agreement relating to the sharing, allocation or payment of, or indemnity for, any Taxes.

(f) The Purchased Company and its Subsidiaries and, with respect to the Purchased Assets, the Assumed Liabilities and the Business, Seller have each complied in all material respects with all applicable Laws relating to the withholding of Taxes, and all such withheld amounts have been duly and timely paid to the applicable Taxing Authority.

(g) Seller, the Purchased Company and each of their respective Subsidiaries have not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of or with respect to the Purchased Assets, the Purchased Company or any of its Subsidiaries, and no power of attorney (that is currently in effect)  has been granted by or with respect to the Purchased Assets, the Purchased Company or any of its Subsidiaries with regard to any matters relating to Taxes.

(h) Neither the Purchased Company nor any of its Subsidiaries is required to make any adjustment in any material respect (nor has any Taxing Authority proposed in writing any such adjustment) pursuant to Section 481 of the Code, or any similar provision of applicable Law, for any Straddle Period or any Post-Closing Period as a result of a change in accounting method. Neither the Purchased Company nor any of its Subsidiaries is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date; (ii) intercompany transactions or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Laws); (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(i) Neither the Purchased Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Sections 6662A and 6707A of the Code and Treasury Regulations Section 1.6011-4(b).

(j) Neither the Purchased Company nor any of its Subsidiaries (i) has ever been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return, other than for purposes of filing affiliated, combined, consolidated or unitary Tax Returns of a group of which Seller was the common parent; or (ii) has any Liability arising from the application of Treasury Regulations Section 1.1502-6 (or under any similar provision of state, local or non-U.S. Law) or as a transferee or successor, by Contract or otherwise.

(k) There are no Liens for Taxes other than Permitted Liens upon any of the Purchased Assets or any of the assets or properties of the Purchased Company or any of its Subsidiaries.

(l) No unresolved claim has ever been made in writing by a Taxing Authority in a jurisdiction where Tax Returns are not filed with respect to the Purchased Company or any of its Subsidiaries that the Purchased Company or any such Subsidiary may be subject to taxation by that jurisdiction.

(m) The Seller Financial Statements properly reflect, in accordance with GAAP, as applicable, all material amounts of unpaid Taxes of the Business as adjusted for the passage of time through the date hereof and through the Closing Date in accordance with past custom and practice.

(n) Neither the Purchased Company nor any of its Subsidiaries have distributed the stock of another Person, or have had its stock distributed by another Person, within the two-year period preceding the date of this Agreement or as part of a plan (or series of related transactions), as defined in Section 355(e) of the Code, which includes the transactions contemplated by this Agreement, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

The representations set forth in this Section 3.17 are the only representations in this Agreement with respect to Taxes and any claim for breach of representation with respect to Taxes will be based on the representations made in this Section 3.17 and will not be based on the representations set forth in any other provision of this Agreement, and further, none of the representations set forth in this Section 3.17 shall be interpreted as providing any representation, warranty or other assurance regarding the ability of Buyer or any of its Affiliates (including, on or after the Closing Date, the Purchased Companies and their Subsidiaries) to utilize Tax assets or Tax attributes on or after the Closing Date.

Section 3.18 Labor Relations; Employees and Employee Benefit Plans.

(a) Section 3.18(a) of the Seller Disclosure Schedules sets forth a list of each Business Plan and separately identifies as such each Purchased Company Benefit Plan.  Seller has made available to Buyer correct and complete copies of each Business Plan (or, to the extent that no such copy exists, an accurate written description thereof) and, to the extent applicable, the currently effective summary plan description required under ERISA.  In addition, with respect to each Purchased Company Benefit Plan, Seller has made available to Buyer, to the extent applicable, (i) any related trust agreement or other funding instrument; (ii) the most recent Internal Revenue Service determination letter; and (iii) the three most recent (A) Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) all correspondence with the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation regarding any Benefit Plan during the last three (3) years.

(b) Each Business Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the United States Internal Revenue Service as to its qualification and, to the Knowledge of Seller, no event has occurred that could reasonably be expected to result in disqualification of such Business Plan.

(c) Each Business Plan has been operated in compliance in all material respects with its terms and applicable Law.  All contributions, premiums and expenses required to be made to or paid in respect of a Business Plan, whether by Law or by the terms of the Business Plan or any agreement relating thereto, have been timely made, and any delinquent employee contributions to such Business Plan have been fully corrected according to applicable procedures established by the Internal Revenue Service and Department of Labor.

(d) Except as set forth on Section 3.18(d) of the Seller Disclosure Schedules, no Business Plan is subject to Title IV of ERISA, is a Multiemployer Plan or is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.  No liability under Title IV of ERISA has been incurred by Seller, the Purchased Company or any Subsidiary of the Purchased Company or any of their respective ERISA Affiliates that has not been satisfied in full when due, and no condition exists that presents a risk to Buyer of incurring a Liability under Title IV of ERISA by reason of any Benefit Plan.  No Business Plan subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA or any trust established thereunder has failed to satisfy such requirements (determined without regard to any waiver thereof), and all contributions required to be made with respect thereto (whether pursuant to the terms of a Business Plan or otherwise) have been timely made.  No “reportable event” within the meaning of Section 4043 of ERISA has occurred by reason of the execution of this Agreement or will occur by reason of the transactions contemplated by this Agreement.

(e) Except as set forth on Section 3.18(e) of the Seller Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) result in any payment that is the Liability of the Business becoming due to any Business Employee or Service Provider; (ii) increase any benefits otherwise payable by the Business to or in respect of any Business Employee or Service Provider; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.  Neither the Purchased Company nor any Subsidiary of the Purchased Company is a party to, or could be liable for any payment under, any plan, program, policy, agreement or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code by reason of the Transaction.

(f) There are no pending or, to the Knowledge of Seller, threatened claims by or on behalf of any Business Plan, by any employee or beneficiary covered under any Business Plan in their capacity as such or otherwise involving any Business Plan (other than routine claims for benefits).

(g) No Business Plan provides welfare benefits in respect of Business Employees beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits under any “pension plan” within the meaning of Section 3(2) of ERISA, or (iii) benefits the full costs of which are borne by the Business Employee or his beneficiary.

(h) Neither Buyer nor the Purchased Company will incur any liability for noncompliance with respect to Section 409A and Section 457A of the Code.

(i) Schedule 3.18(i) sets forth (i) a description of the method(s) used by Seller in the current calendar year in determining whether each Current Business Employee is a “full-time employee” (as defined in Section 4980H of the Code), and (ii) Seller’s estimated potential penalties (if any) pursuant to Section 4980H(a) and or 4980H(b) of the Code with respect to any month in the current calendar year.

(j) No Purchased Company Benefit Plan is an International Benefit Plan.  No Business Employee is an International Business Employee.

(k) No Current Business Employees or Service Providers are represented by a labor union, labor organization or works council with respect to their employment or engagement with Seller or any of its Affiliates.  During the two (2)-year period immediately prior to the date of this Agreement, there have been no actual, or to the Knowledge of Seller, threatened arbitrations, grievances, Proceedings, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting Seller or any Affiliate of Seller.

(l) No labor union, labor organization, works council or group of employees of Seller or any Affiliate of Seller (including the Purchased Company or a Subsidiary of the Purchased Company) has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  Neither Seller nor any Affiliate of Seller has any Knowledge of any labor union organizing activities with respect to any Business Employees.

(m) With respect to Business Employees and Service Providers who provide services to the Business, to the Knowledge of Seller, Seller and each Affiliate of Seller (including the Purchased Company or a Subsidiary of the Purchased Company) are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, including all laws respecting terms and conditions of employment, classification of employees and independent contractors, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(n) Neither Seller nor any Affiliate of Seller (including the Purchased Company or a Subsidiary of the Purchased Company) is and has not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.

(o) To the Knowledge of Seller, neither Seller nor any Affiliate of Seller (including the Purchased Company or a Subsidiary of the Purchased Company) is delinquent in payments to any Business Employees or Service Providers for any services or amounts required to be reimbursed or otherwise paid.

(p) Set forth on Section 3.18(p) of the Seller Disclosure Schedules is a true and correct list of each Current Business Employee and Service Provider, and for each such person, such person’s: (i) name and job title, (ii) principal work location, (iii) hire date,  (iv) work status (i.e. full-time, part-time, temporary, etc.), (v) accrued paid time off, (vi) status as exempt or non-exempt (if a Current U.S. Business Employee), (vii) active or inactive status and his or her expected return to work date, (viii) visa status, (ix) base salary or base wage rate, (x) annual bonus potential or other bonus or incentive entitlements and (xi) to the Knowledge of Seller, whether such person was previously an employee of Buyer or its Affiliates.  No Current Business Employee or Service Provider has a work location outside the United States.

(q) Except as set forth on Section 3.18(q) of the Seller Disclosure Schedules) with respect to Business Employees and Service Providers, neither Seller nor any Affiliate of Seller (including the Purchased Company or a Subsidiary of the Purchased Company) has received within the past 24 months: (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any Business Employee or current or former Service Provider of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(r) Seller and each Affiliate of Seller (including the Purchased Company or a Subsidiary of the Purchased Company) is and has been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act and any similar foreign, state or local Law relating to plant closings and layoffs.

(s) No Business Employee or current or former Service Provider is in any respect in violation of any term of any employment agreement, common law nondisclosure obligation, fiduciary duty, Restrictive Covenant or other obligation: (i) to Seller or any Affiliate of Seller or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to be employed by Seller or any Affiliate of Seller or (B) to the knowledge or use of trade secrets or proprietary information.

(t) Except as set forth in Section 3.18(t) of the Seller Disclosure Schedules, as of the date hereof, each of Seller and the Purchased Company or a Subsidiary of the Purchased Company is in compliance with any requirement to inform or consult with any labor organization, union, works council or employee representative body with respect to the transaction contemplated by this Agreement or any collective bargaining agreement or similar labor Contract or applicable Law.

(u) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related Contract to which Seller or any Affiliate of Seller (including the Purchased Company or a Subsidiary of the Purchased Company) is a party.

Section 3.19 Related Party Transactions.  Except as set forth on Section 3.19 of the Seller Disclosure Schedules, to the Knowledge of Seller (which, for purposes of this Section 3.19 only, shall mean the actual knowledge, without inquiry, of any Person listed in Section 1.1(a) of the Seller Disclosure Schedule), there are no contracts relating to transactions between the Purchased Company or a Subsidiary of the Purchased Company, on the one hand, and Seller, any Related Person, or any member of such Related Person’s immediately family, or any Affiliate or Person controlled by such Related Person, or any Person who holds five percent (5%) or more of any class of Securities of Seller, on the other hand.  To the Knowledge of Seller, no Related Person has any right, title or interest in or to any material assets or property used in the conduct of the Business or any other businesses of the Purchased Company or any Subsidiary of the Purchased Company.

Section 3.20 Board Vote; Seller Stockholder Approval.  At or prior to the date hereof, the board of directors of Seller, at a meeting duly called and held, (a) determined that this Agreement and the transactions contemplated hereby, including the Transaction, are advisable, fair to and in the best interests of Seller’s stockholders; (b) approved the execution, delivery and performance of this Agreement, including the Transaction; (c) resolved to recommend that the stockholders of Seller adopt a resolution authorizing this Agreement and the transactions contemplated hereby, including the Transaction (the “Seller Recommendation”); and (d) directed that such matter be submitted for consideration of Seller’s stockholders at the Seller Stockholder Meeting.  The Seller Stockholder Approval is the only vote of holders of any class of Securities of Seller which are required to adopt this Agreement.  As of the date of this Agreement, each Person set forth in Exhibit A-1 has executed the Support Agreement providing that such Person shall approve and vote any Securities of Seller held by such Person in favor of the Transaction.  Exhibit A-1 sets forth a true and correct list of (i) each director and executive officer of Seller and (ii) each Affiliate of each director and executive officer of Seller who directly or indirectly owns or controls the right to vote any of the Securities of Seller.

Section 3.21 Insurance.  Seller, the Purchased Company and the Subsidiaries of the Purchased Company carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, covering (i) Seller and its Subsidiaries (including the Purchased Company and its Subsidiaries) and (ii) the Purchased Assets (including the assets of the Purchased Company and its Subsidiaries) and all such insurance is in full force and effect.  Seller, the Purchased Company and the Subsidiaries of the Purchased Company have no reason to believe that they will not be able (A) to renew their existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct their business as now conducted.

Section 3.22 Customers and Suppliers.  Section 3.22 of the Seller Disclosure Schedules lists the top 10 customers, top 10 suppliers and top 10 distributors of the Business for the fiscal year ended December 31, 2014 and the six months ended June 30, 2015 (determined on a consolidated basis based on, in the case of customers, the amount of revenues recognized by the Business).  Except as described on Section 3.22 of the Seller Disclosure Schedules, from December 31, 2014 until the date hereof, the Business has not received any written indication that: (a) any such customer, supplier or distributor plans to stop or materially decrease the amount of business done with the Business, (b) any such customer or distributor received a material decrease in the prices paid to the Business that is inconsistent with the terms of its existing agreement or order with the Business or (c) any such supplier received a material increase in the prices charged to the Business that is inconsistent with the terms of its existing supply agreement with the Business.  In addition, the Business is not involved with any material claim or dispute with any top 10 customer, top 10 supplier or distributor of the Business set forth on Section 3.22 of the Seller Disclosure Schedules.

Section 3.23 OFAC. None of Seller, the Purchased Company or any Subsidiary of the Purchased Company nor, to the Knowledge of Seller, any director or officer of Seller, the Purchased Company or any Subsidiary of the Purchased Company is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Seller will not directly or indirectly use the proceeds of the sale of the Purchased Assets, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any such sanctions.

Section 3.24 Foreign Corrupt Practices Act.  None of Seller, the Purchased Company or any Subsidiary of the Purchased Company nor, to the Knowledge of Seller, any director, officer or other agent or Representative acting for or on behalf of Seller, the Purchased Company or any Subsidiary of the Purchased Company is aware of or has taken any action, directly or indirectly, that would result in a violation by any of such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and Seller, the Purchased Company and each Subsidiary of the Purchased Company has conducted the Business in compliance with the FCPA and has instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 3.25 Money Laundering Laws.  The operations of Seller and its Subsidiaries (including the Purchased Company and its Subsidiaries) are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Seller, any Subsidiary of Seller (including the Purchased Company and its Subsidiaries), with respect to the Money Laundering Laws is pending or, to the Knowledge of Seller, threatened.

Section 3.26 Import and Export Controls.  There is no pending or, to the Knowledge of Seller, threatened Proceedings against, or investigation by a Governmental Entity of, the Business, the Purchased Company or any Subsidiary of the Purchased Company, nor is there any judgment imposed (or, to the Knowledge of Seller, threatened to be imposed) upon the Business, the Purchased Company or any Subsidiary of the Purchased Company by or before any Governmental Entity, in each case, in connection with an alleged violation of applicable Law relating to the import or export of data, goods or services to any foreign jurisdiction against which the United States or United Nations maintains sanctions or export controls, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of State and OFAC.

Section 3.27 Product Warranty; Product Liability.  Except as set forth on Section 3.27 of the Seller Disclosure Schedules, neither the Purchased Company nor any Subsidiary of the Purchased Company has any material Liabilities arising from products manufactured, sold or delivered by Seller, the Business, the Purchased Company or any Subsidiary of the Purchased Company as a consequence of such products being manufactured, sold or delivered in violation of any applicable warranties or specifications, except for any instances of non-compliances arising in the ordinary course of business consistent with its historical experience.

Section 3.28 Inventory.  Except as set forth on Section 3.28 of the Seller Disclosure Schedules, all inventory of the Purchased Company or any Subsidiary of the Purchased Company consists of items of a quantity and quality useable or saleable in the ordinary course of business, subject to reserves established in accordance with GAAP and except for items of obsolete material and materials below standard quality, all of which have been written down to estimated realizable market value and which items, prior to being written down, did not (and do not now) constitute a material portion of the inventory either in quantity or value. None of the finished goods inventory consists of goods that have been rejected by any customer for any defect. Except as set forth on Section 3.28 of the Seller Disclosure Schedules, the product mix of the inventory is not materially out of balance in relation to prior years and is consistent with the Purchased Company’s or any Subsidiary of the Purchased Company’s expectations of the demands of their customers.  All of the inventory is of such quality as to be compliant in all material respects with the current quality control standards of Seller, Purchased Company or any Subsidiary of the Purchased Company.  None of the inventory is adulterated, contaminated or misbranded in any material respect.

Section 3.29 Brokers.  Other than Robert W. Baird & Co. Incorporated and Cassel Salpeter & Co., no broker, investment banker, financial advisor or other Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction, the other transactions contemplated by this Agreement or a disposition of the Canada Business or any other business or assets of Seller or its Affiliates, in each case based upon arrangements made by or on behalf of Seller, the Purchased Company or any Subsidiary of the Purchased Company.  After the Closing, none of Buyer, the Purchased Company or any of their respective Affiliates shall have any Liability to any broker, investment banker, financial advisor or other Person for any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction, the other transactions contemplated by this Agreement or a disposition of the Canada Business or any other business or assets of Seller or its Affiliates, in each case based upon arrangements made by or on behalf of Seller, the Purchased Company or any Subsidiary of the Purchased Company.

Section 3.30 No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article III, the certificate contemplated by Section 7.2(c) or in the Transaction Documents (a) neither Seller nor any Affiliate of Seller has made any other representation or warranty, expressed or implied, as to the Purchased Assets, the Assumed Liabilities or the Business on behalf of Seller or any Affiliate of Seller, and (b) Buyer has not relied on any representation or warranty from Seller or any Affiliate of Seller in determining to enter into this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Organization, Standing and Power.  Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and in which it is required to so qualify, and has all necessary organizational power and authority to carry on its business as presently conducted, except as would not reasonably be expected to impair or materially impair the ability of Buyer to (a) perform its obligations under this Agreement or (b) consummate the Transaction and the other transactions contemplated hereby (each of clause (a) and clause (b), a “Buyer Material Adverse Effect”).

Section 4.2 Authority; Execution and Delivery; Enforceability.  Buyer has all necessary power and authority to execute this Agreement and to consummate the Transaction and the other transactions contemplated hereby.  The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the Transaction and the other transactions contemplated hereby have been duly authorized by all necessary corporate or other action of Buyer.  Buyer has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Seller, this Agreement will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Section 4.3 No Conflicts; Consents.  The execution and delivery by Buyer of this Agreement does not, and the consummation of the Transaction and the other transactions contemplated hereby and compliance by Buyer with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require the Approval of any Person (other than any Governmental Entity) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Buyer or any of its Subsidiaries under, any provision of (a) the certificate of incorporation, bylaws or equivalent governing documents of Buyer or (b) any Judgment or Law applicable to Buyer or its Subsidiaries, or the properties or assets of Buyer or its Subsidiaries, except, in each case, for any such items that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.  No Approval of any Governmental Entity is required to be obtained or made by or with respect to Buyer or its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby.

Section 4.4 Financial Ability to Perform.  Buyer has available to it as of the date hereof, and will have available to it at the Closing, funds sufficient to enable Buyer to perform all of its obligations hereunder, including delivering the Purchase Price to Seller, as and when contemplated by this Agreement and to pay or otherwise perform all of the obligations of Buyer under the other Transaction Documents.

Section 4.5 Information Supplied.  None of the information with respect to Buyer that Buyer furnishes to Seller in writing specifically for use in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Seller and at the time of the Seller Stockholder Meeting.

Section 4.6 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, the certificate contemplated by Section 7.3(c) or in the Transaction Documents, (a) neither Buyer nor any of its Affiliates has made any other representation or warranty, expressed or implied, on behalf of Buyer or any of its Affiliates, and (b) Seller has not relied on any representation or warranty from Buyer or any its Affiliates in determining to enter into this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Efforts; Regulatory Filings and Other Actions.

(a) Buyer and Seller shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Transaction and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all registrations, clearances, no-action letters and other Permits necessary (including the notice to be provided in clause (ii) below) to be obtained from any third party and/or any Governmental Entity in order to consummate the Transaction and the other transactions contemplated by this Agreement, (ii) as promptly as reasonably practicable after public announcement of the Transaction, providing notice of the Transaction to appropriate staff of the Federal Trade Commission and/or the Antitrust Division of the U.S. Department of Justice; (iii) responding as promptly as reasonably practicable to any inquiries or requests for information and documentary material received from any Governmental Entity related to the Transaction, and (iv) not entering into any agreement with any Governmental Entity that would prevent consummation of the Transaction and the other transactions contemplated by this Agreement.  Unless Buyer has exercised its rights set forth in Section 8.1(d)(iv), Buyer and Seller shall use commercially reasonable efforts to respond to any material document production requests (i.e., exceeding basic HSR filing information or similar to a “second request” or comparable Action issued by a Governmental Entity with respect to Antitrust Laws).  All out-of-pocket costs and expenses to be incurred by Buyer or Seller in connection with the notification contemplated in clause (ii) above and/or any responses and further efforts in respect thereof shall be borne by Buyer, and Buyer shall reimburse Seller for any such out-of-pocket costs and expenses incurred by Seller in connection with any participation or cooperation by Seller with respect thereto or any antitrust notice made to a Governmental Entity or responses in connection therewith, provided that Seller shall provide Buyer with reasonably satisfactory invoices (or similar documentation) with respect to such costs and expenses.

(b) Nothing in this Section 5.1 or otherwise shall require, or be construed to require, (i) either Buyer or Seller to proffer to, or agree to, sell or hold separate and agree to sell, or take any other action with respect to, before or after the Closing Date, any assets, businesses, or interests in any assets or businesses of Buyer or Seller or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by Buyer or Seller or any of their respective Affiliates, as the case may be, of any of its assets or businesses) or (ii) Seller to agree to delay the Seller Stockholder Meeting beyond the last Business Day of the month preceding the month in which the Outside Date occurs.

(c) Buyer and Seller each shall, upon request by the other and subject to applicable Laws relating to the sharing of information, furnish the other with all information concerning itself, its Affiliates, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice, application or responsive submission made by or on behalf of Buyer and Seller or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transaction.  Subject to applicable Law and the instructions of any Governmental Entity, Buyer and Seller shall keep each other apprised of the status of matters relating to the completion of the Transaction, including promptly furnishing the other with copies of notices or other communications received or provided by Buyer and Seller, as the case may be, or any of their respective Subsidiaries, from or to any third party and/or Governmental Entity with respect to the Transaction.  Subject to applicable Laws relating to the sharing of information, Buyer and Seller shall have the right to review in advance, and to the extent practicable, each will consult the other on any filing made with, or written materials submitted to, any third party and/or any

Governmental Entity, in connection with the Transaction.  To the extent permitted by such Governmental Entity, Buyer and Seller shall provide the other party with the opportunity to participate in any material meeting, and shall keep each other apprised of all material discussions, with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the Transaction.

(d) Subject to clause (c) above, Buyer shall have the right to direct all matters with any Governmental Entity relating to any antitrust matters at its sole cost and expense.  In addition, Buyer shall have the principal responsibility for devising and implementing the strategy for notifying any Governmental Entity with respect to any antitrust matters and shall take the lead in all meetings and communications with any such Governmental Entity.

Section 5.2 Covenants Relating to Conduct of Business.

(a) Except as set forth in Section 5.2 of the Seller Disclosure Schedules or as required by applicable Law or as otherwise expressly permitted or required by the terms of this Agreement, from the date of this Agreement to the Closing, and except as Buyer may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall (and shall cause its Subsidiaries (including the Purchased Company and its Subsidiaries)) (i) conduct the Business in the ordinary course consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact the Business.

(b) Except as set forth in Section 5.2 of the Seller Disclosure Schedules or as required by applicable Law or as otherwise expressly permitted or required by the terms of this Agreement, and solely with respect to the Purchased Assets, Assumed Liabilities and the Business, Seller shall not, and shall cause the Purchased Company and each Subsidiary of the Purchased Company not to, do any of the following without the prior consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(i) (A) hire or terminate the employment of any Current Business Employee or Service Provider or transfer the employment or engagement of any Current Business Employee or Service Provider to a different employer or engager except in the ordinary course of business; provided that Seller shall provide Buyer with advance notice (except in the event of any immediate firings for cause) of any such hiring, termination or transfer; and provided, further, no such hire shall be made without the prior consent of Buyer unless such hire is made in accordance with existing practices, is consistent with terms for similarly situated employees, is commercially reasonable for maintenance of the Business and is for a position with annualized compensation of less than $100,000; (B) materially amend or terminate any Purchased Company Benefit Plan or materially amend or terminate any other Benefit Plan in respect of Business Employees, (C) except in the ordinary course of business, in respect of any Business Employee or Service Provider, increase any compensation or benefits, establish any new compensation or benefit programs or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, except in each case as may be required by a Business Plan, or (D) except as expressly permitted under this Agreement, adopt or enter into any new Business Plan;

(ii) enter into or amend any collective bargaining agreement or other agreement with a labor union, works council or similar organization covering Business Employees or Service Providers;

(iii) grant, create, assume or otherwise incur any Lien (other than Permitted Liens on the Purchased Assets other than the Purchased Company Equity Interests or Liens that will be released at Closing) on any of the Purchased Assets (including any assets of the Purchased Company or any Subsidiary of the Purchased Company) other than in the ordinary course consistent with past practice;

(iv) sell, assign, transfer, encumber or otherwise dispose of any Purchased Asset (including any assets of the Purchased Company or any Subsidiary of the Purchased Company) other than in the ordinary course of business consistent with past practice;

(v) change the general level of pricing of services and products of the Business other than in the ordinary course of business consistent with past practice;

(vi) except as required by Law, make any material change in accounting practices, billing or cash management practices (including with respect to the timing and frequency of collection of receivables and paying of payables);

(vii) waive any of their rights under the confidentiality, Restrictive Covenant provisions of any Contracts relating to the Business, the Business Employees or Service Providers;

(viii) terminate, suspend, amend or modify in any material respect, any Business Permit, except in the ordinary course of business consistent with past practice;

(ix) except as set forth on Section 5.2(b)(ix) of the Disclosure Schedules, (A)  terminate a Material Contract or (B) enter into any new Contract that would be a Material Contract under the definition of Material Contract if entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice and except for renewals or terminations in accordance with the terms of any Material Contract; provided, that Seller shall provide written notice to Buyer before any Material Contract is terminated by Seller or entered into in the ordinary course of business;

(x) authorize or effect any amendment to or change the organizational documents of the Purchased Company or any Subsidiary of the Purchased Company;

(xi) issue, authorize the issuance of or consent to the issuance of any equity interests or grant any options, warrants, or other rights to purchase or obtain any equity Securities or issue, sell or otherwise dispose of any of equity Securities of the Purchased Company or its Subsidiaries or redeem, repurchase or otherwise acquire any Securities of the Purchased Company;

(xii) except for transactions among the Seller, the Purchased Company and their respective Affiliates in the ordinary course, (A) incur any Indebtedness other than in the ordinary course of business or for amounts not exceeding $5,000,000; provided, however, that any Indebtedness incurred pursuant to this Section 5.2(b)(xii) shall be repaid, and any Liens associated with such Indebtedness shall be released, at or prior to Closing, (B) make any acquisition of any assets or businesses if such acquisition is not in the ordinary course of business (C) sell, pledge, dispose of or encumber any material assets or businesses other than the Canada Business (provided any such sale of the Canada Business imposes no Liability and creates no restriction or obligation on the Business, the Purchased Company or any Subsidiary of the Purchased Company) or otherwise in the ordinary course of business or (D) enter into any binding Contract with respect to any of the foregoing;

(xiii) (A) enter into any Contract in relation to the Business for the purchase of real property, (B) except in the ordinary course of business, enter into any Contract in relation to the Business for the lease, sublease, license, use or other occupancy of real property which obligates the Purchased Company or any Subsidiary for more than one (1) year or amounts in excess of $15,000, (C) exercise any option to extend any agreement related to the Transferred Leased Property other than extensions of one (1) year or less necessary to maintain current operations, or (D) terminate a Real Property Lease;

(xiv) settle any Proceeding other than (A) in the ordinary course of business consistent with past practice involving solely money damages or (B) those set forth on Section 5.2(b)(xiv) of the Seller Disclosure Schedules so long as any such settlement imposes no Liability and creates no restriction or obligation on the Business, the Purchased Company or any Subsidiary of the Purchased Company;

(xv) (A) change any Tax accounting methods, policies or practices, other than any such changes as are required by a change in GAAP or applicable Law, (B) make, revoke or amend any Tax election, (C) file any amended Tax Return or claim for refund, (D) enter into any closing agreement affecting any Tax liability or refund, (E) settle or compromise any Tax liability or refund, (F) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax or (G) take, or cause or permit any other Person to take, any action which could (x) increase Buyer’s or any of its Affiliates’ liability for Taxes or (y) result in, or change the character of, any income or gain (including any subpart F income) that Buyer or any of its Affiliates must report on any Tax Return;

(xvi) make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law or are consistent with the Transaction Accounting Principles or otherwise apply generally to Seller; provided, that Seller shall provide written notice to Buyer before any material change in any method of financial accounting or financial accounting practice which is required by GAAP or applicable Law or consistent with the Transaction Accounting Principles or otherwise applies generally to Seller;

(xvii) except as necessary in the ordinary course of business consistent with past practice, or except to the extent exclusively related to the Canada Business, grant to or acquire from any Person, or dispose of or permit to lapse any rights to any material Intellectual Property, or disclose to any Person, other than representatives of Buyer, any material Trade Secret; or

(xviii) authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.

Section 5.3 No Solicitation.

(a) Seller shall not, nor shall it authorize or permit any of its Subsidiaries to, and it shall cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or knowingly induce, or take any other action designed to, or which would reasonably be expected to, result in the making, submission or announcement of, any proposal or offer that constitutes a Takeover Proposal, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal, (iii) other than informing Persons of the provisions contained in this Section 5.3, enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data or access to its properties with respect to, or otherwise cooperate with or take any other action to facilitate, (A) any Takeover Proposal or (B) any proposal that by its terms requires Seller to abandon, terminate or fail to consummate the Transaction or any other transactions contemplated by this Agreement or (iv) submit to the stockholders of Seller for their approval any Takeover Proposal, or agree or publicly announce an intention to take any of the foregoing actions.

(b) Seller shall, and shall cause its Subsidiaries and shall cause its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing solicitation, discussions or negotiations conducted by Seller, its Subsidiaries or any of its or its Subsidiaries’ Representatives with any Persons or their Representatives with respect to any Takeover Proposal and Seller shall promptly inform its Representatives and the Representatives of its Subsidiaries of the obligations undertaken in this Section 5.3.  Seller agrees not to, and to cause its Subsidiaries not to, release any third party from the standstill provisions of any agreement (or terminate, amend, modify or waive any such standstill provision of any such agreement) to which Seller or any of its Subsidiaries is or may become a party, shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction, except, in each case, if the board of directors of Seller has determined in good faith, after consultation with its outside counsel and financial advisors, that any of the foregoing would be reasonably likely to violate the directors’ fiduciary duties under applicable Law.

(c) Notwithstanding anything to the contrary in Section 5.3(a) or Section 5.3(b), Seller may, prior to the Seller Stockholder Approval, in response to a bona fide unsolicited Takeover Proposal (so long as the Seller, in receiving such Takeover Proposal, has otherwise complied in all material respects with the terms of Section 5.3(a) and Section 5.3(d) with respect to such Takeover Proposal):

(i) furnish information with respect to it and its Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement (a copy of which shall be provided to Buyer promptly after its execution) containing confidentiality restrictions that are no less restrictive to such Person than those contained in the Confidentiality Agreement are to Buyer, provided that such confidentiality agreement shall not contain any provisions that would prevent Seller from complying with its obligation to provide the required disclosure to Buyer pursuant to Section 5.3(d) and Section 5.3(e), and provided further that all such information provided to such Person that is non-public has previously been provided to Buyer or is provided to Buyer prior to or substantially concurrently with the time that it is provided to such Person; and

(ii) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;

provided, in each case, prior to taking such actions referred to in Section 5.3(c)(i) or Section 5.3(c)(ii) (A) the board of directors of Seller determines, in good faith, that such Takeover Proposal constitutes a Superior Proposal or (B) the board of directors of Seller determines, in good faith, after consultation with Seller’s financial advisors and outside legal counsel, that such Takeover Proposal would reasonably be expected to lead to a Superior Proposal.

(d) Seller shall promptly (and in any event within twenty-four (24) hours) orally and in writing notify Buyer if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Seller or any of its Representatives, in each case, in connection with, or which would reasonably be expected to result in, a Takeover Proposal, which notice shall identify the name of the Person making such inquiry, proposal or offer or seeking such negotiations or discussions and, in the case of any such inquiry, proposal or offer which is a Takeover Proposal, provide the material terms and conditions of such Takeover Proposal. Seller shall (i) promptly keep Buyer reasonably informed of the status and material terms and conditions of any such Takeover Proposal (including any changes to such material terms and conditions), and (ii) promptly (and in any event within twenty-four (24) hours) upon receipt or delivery thereof, provide Buyer with copies of (x) all written materials provided to Seller or any of its Representatives by the Person making such Takeover Proposal or any of its

Representatives that describe any material terms and conditions of such Takeover Proposal (or that describe any subsequent changes to such material terms and conditions) and (y) all drafts and final versions of agreements (including schedules and exhibits thereto) relating to any Takeover Proposal exchanged between Seller or any of its Representatives, on the one hand, and the Person making such Takeover Proposal or any of its Representatives, on the other hand.

(e) Except as permitted by this Section 5.3, neither the board of directors of Seller nor any committee thereof shall (i) withdraw (or modify or qualify in any manner adverse to Buyer), or resolve to or publicly propose to withdraw (or modify or qualify in a manner adverse to Buyer), the Seller Recommendation or otherwise take any action or make any public statement in connection with the transactions contemplated by this Agreement that is inconsistent with the Seller Recommendation, (ii) adopt, approve, endorse or recommend, or resolve to or publicly propose to adopt, approve, endorse or recommend, any Takeover Proposal (any of the foregoing actions in clauses (i) and (ii), a “Change in Recommendation”) (it being agreed that a “stop, look and listen” communication by the board of directors of Seller to the stockholders of Seller pursuant to Rule 14d-9(f) of the Exchange Act shall not constitute a Change in Recommendation) or (iii) adopt, approve, endorse or recommend, or resolve to or publicly propose to adopt, approve, endorse or recommend, or allow Seller or any of its Subsidiaries to execute or enter into, any binding or non-binding letter of intent, option, joint venture, partnership or other arrangement or understanding in connection with any Takeover Proposal (other than confidentiality agreements permitted under Section 5.3(c) pursuant to and in accordance with the limitations set forth therein).  Notwithstanding the foregoing, the board of directors of Seller may, prior to the Seller Stockholder Approval, make a Change in Recommendation (a) if an event, fact, development or occurrence that is unknown to the board of directors of Seller as of the date of this Agreement becomes known to the board of directors of Seller if the board of directors of Seller has determined in good faith, after consultation with its outside counsel and financial advisors, that the failure to make a Change in Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law or (b) in response to a Superior Proposal received by Seller after the date of this Agreement that was not provided as a result of any violation by Seller of its obligations under this Section 5.3 and, in response to such Superior Proposal, if the board of directors of Seller determines to accept such Superior Proposal, cause Seller to terminate this Agreement pursuant to Section 8.1(c)(ii) and, immediately after such termination, enter into a definitive agreement with respect to such Superior Proposal, subject to satisfaction of its obligations under Section 8.4; provided, however, that the board of directors of Seller shall not be entitled to effect a Change in Recommendation or exercise its right to terminate this Agreement pursuant to Section 8.1(c)(ii) until 11:59 p.m., St. Paul time, on the fourth Business Day following delivery of written notice to Buyer (a “Section 5.3(e) Notice”) from Seller advising Buyer that the board of directors of Seller intends to take such action, including, in the event that the board of directors shall be effecting a Change in Recommendation or exercising its right to terminate this Agreement as a result of a Superior Proposal, a description of the material terms and conditions of any Superior Proposal and a copy of the proposed transaction agreement for any such Superior Proposal in the form to be entered into (it being understood and agreed that, in the event of an amendment to the financial terms or other material terms of such Superior Proposal, the board of directors of Seller shall not be entitled to exercise such right based on such Superior Proposal, as so amended, until 11:59 p.m., St. Paul time, on the second Business Day following delivery of written notice to Buyer of a Section 5.3(e) Notice with respect to such Superior Proposal as so amended).  In determining whether to terminate this Agreement in response to a Superior Proposal or to make a Change in Recommendation, the board of directors of Seller shall take into account any proposals made by Buyer to amend the terms of the Transaction, the other transactions contemplated hereby and this Agreement, and Seller shall, and shall cause Seller’s financial advisor and legal counsel to negotiate in good faith with Buyer regarding any such proposals.

(f) Nothing contained in this Agreement shall prohibit Seller or the board of directors of Seller from disclosing to Seller’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that (i) in no event shall this Section 5.3(f) (1) affect the obligations of Seller specified in Section 5.3(a)(ii) and Section 5.3(d) or (2) permit Seller to make a Change in Recommendation without complying with Section 5.3(e) and (ii) any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the board of directors of Seller with respect to this Agreement or a Takeover Proposal shall be deemed to be a Change in Recommendation unless the board of directors of Seller in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the board of directors of Seller, without disclosing any Change in Recommendation.

Section 5.4 Proxy Statement; Seller Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement (and Seller shall use reasonably commercial efforts to cause to occur no later than ten (10) Business Days after the date of this Agreement), Seller shall, with the cooperation of Buyer, prepare and file the preliminary Proxy Statement with the SEC.  Buyer shall reasonably cooperate with Seller in the preparation of the Proxy Statement, including by providing Seller with any information regarding Buyer that is reasonably required to be included in the Proxy Statement.  Seller shall use its reasonable best efforts to respond to any comments of the SEC or its staff to clear the preliminary Proxy Statement with the SEC as promptly as practicable after filing and to cause the Proxy Statement to be mailed to Seller’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC. Seller will advise Buyer, promptly after it receives notice thereof, of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information. Seller will promptly provide Buyer with copies of all correspondence between Seller (or its Representatives) and the SEC (or its staff) regarding the Proxy Statement or the Transaction. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Proxy Statement will be made by Seller, without providing Buyer a reasonable opportunity to review and comment thereon (and Seller shall give reasonable consideration to all reasonable comments suggested by Buyer or its counsel).  If at any time prior to the Seller Stockholder Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, Seller shall as promptly as reasonably practicable prepare and file with the SEC, and to the extent required by Law, disseminate to Seller's stockholders such amendment or supplement.

(b) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, Seller, acting through the board of directors of Seller, shall (i) take all lawful action necessary to duly call, give notice of, convene and hold the Seller Stockholder Meeting for the purpose of obtaining the Seller Stockholder Approval and not postpone or adjourn the Seller Stockholder Meeting except to the extent required by applicable Law or to the extent the board of directors of Seller or any committee thereof reasonably believes that such postponement or adjournment is consistent with its fiduciary duties under applicable Law and (ii) subject to the right of the board of directors of Seller to effect a Change in Recommendation pursuant to Section 5.3(e), use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby.

Section 5.5 Confidentiality.

(a) Buyer acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of that certain confidentiality agreement between Buyer and Seller, dated as of February 16, 2015 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall, subject to the following sentence, survive the Closing; provided that actions taken by the Parties to the extent necessary in order to comply with their respective obligations under Section 5.1 hereunder shall not be deemed to be in violation of this Section 5.5 or the Confidentiality Agreement.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or the Purchased Assets; provided, however, that Buyer acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Seller, the Purchased Company or any of their respective Affiliates or Representatives, concerning Seller or any of its Affiliates (other than solely with respect to the Business and the Purchased Assets) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement (but subject to the term therein), any termination of the Confidentiality Agreement that has or would otherwise occur notwithstanding.

(b) Seller hereby agrees with Buyer that it shall not, and shall not permit its Affiliates or their respective Representatives and agents to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose to any third party (other than Seller’s Affiliates and its and their respective Representatives) or use any confidential or proprietary information included in the Purchased Assets (“Confidential Business Information”); provided, however, that the term Confidential Business Information will not include any information (i) that becomes available to Seller or its Affiliates or their respective Representatives from and after the Closing, from a third party source that is not known by Seller to be under any obligations of confidentiality in respect of such information or (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof). In addition, the foregoing shall not prohibit Seller, its Affiliates or any of their respective Representatives (A) from using Confidential Business Information for the purpose of complying with the terms of any of the Transaction Documents, or (B) disclosing Confidential Business Information that Seller, any of its Affiliates or its or their Representatives are required by Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand or similar process) to disclose (provided that Seller will, to the extent not legally prohibited, provide Buyer with prompt written notice of such request so that Buyer may seek, at its sole expense, an appropriate protective order and/or waive compliance with this Section 5.5(b)).

Section 5.6 Access to Information.

(a) Seller shall afford to Buyer and its Representatives reasonable access, upon reasonable notice during normal business hours, during the period prior to the Closing, to the properties, books, Contracts, records and personnel of Seller and its Subsidiaries related to the Business and the Purchased Assets, including for the purposes of reviewing (i) the Closing Statement delivered to Buyer pursuant to Section 2.9(b) of this Agreement and (ii) interim financial statements of the Business to verify that there has not been a Material Adverse Effect; provided, however, that no Seller nor any Affiliate of Seller shall be required to take any action for which it is reasonably foreseeable that a Liability will be created for violating an obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.6(a).

(b) Buyer agrees that any investigation undertaken pursuant to the access granted under Section 5.6(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business, and none of Buyer or any of its Affiliates or Representatives shall communicate with any of the employees of the Business without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything to the contrary in this Agreement, neither Seller nor any Affiliate of Seller shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege or contravene any Laws.

(c) At and after the Closing, each Party shall, and shall cause its Affiliates to, afford the other Party, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, consistent with applicable Law and in accordance with the procedures established by the recipient of such request, reasonable access to the properties, books, Contracts, records and employees related to the Business and/or related to the Seller or its prior business operations to the extent that such access may be reasonably requested by the other, including in connection with financial statements, taxes, reporting obligations and compliance with applicable Laws.

(d) Notwithstanding the provisions of this Section 5.6, while the existence of an adversarial proceeding between the parties will not abrogate or suspend the provisions of this Section 5.6, as to such records or other information directly pertinent to such dispute, the parties may not utilize this Section 5.6 but rather, absent agreement, must utilize the rules of discovery.

Section 5.7 Publicity.  The initial press release by Seller with respect to the Transaction shall be subject to the review and prior consent of Buyer.  Prior to Buyer issuing its initial press release with respect to the Transaction, Buyer shall provide such press release to Seller for its review and consider any reasonable comments provided by Seller with respect to such press release.  Other than such press releases, from the date of this Agreement until the Closing, no Party to this Agreement nor any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Transaction or the other transactions contemplated by this Agreement without the prior written consent of Buyer (in the case of a press release or public announcement proposed to be issued or publicized by a Seller) or Seller (in the case of a press release or public announcement proposed to be issued or publicized by Seller) (which consent, in either such case, shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules.  Promptly after the date of this Agreement, Seller and Buyer shall confer and reasonably cooperate to form a joint strategy in order for Seller, Buyer and each of their respective Representatives to contact and communicate with employees, customers, distributors, suppliers and other business relations of the Business in connection with the transactions contemplated hereby.

Section 5.8 Intercompany Accounts and Intercompany Arrangements.  Except as set forth in Section 5.8 of the Seller Disclosure Schedules, effective upon the Closing, all intercompany accounts among Seller and/or any Affiliate of Seller (excluding the Purchased Company and its Subsidiaries), on the one hand, and the Business or the Purchased Assets (including the assets or other businesses of the Purchased Company and its Subsidiaries), on the other hand, will be voided, cancelled, terminated and discharged.  Any holder of a note or other evidence of Indebtedness, obligation or account, if any, that is deemed voided, cancelled, terminated and discharged in accordance with this Section 5.8 shall surrender such note or other evidence, if any, to the obligor thereon.

Section 5.9 Insurance.  Seller and each of its Affiliates (including the Purchased Company and its Subsidiaries) will keep each of their respective insurance policies in effect as of the date hereof (collectively, the “Seller Insurance Policies”) in full force and effect through the Closing.  With respect to claims relating to acts, omissions, events or circumstances relating to the Business that occurred or existed prior to the Closing that are covered by the Seller Insurance Policies (“Pre-Closing Claims”), following the Closing, Seller hereby authorizes (and will cause each of the other Affiliates of Seller to authorize) Buyer to report Pre-Closing Claims directly to the provider of such Seller Insurance Policies, provided, however, to the extent any provider of any Seller Insurance Policy will not allow Buyer to report Pre-Closing claims directly to it, Seller will (or will cause each of its other Affiliates to) report any such Pre-Closing Claim to such provider on behalf of the insured.  Following the Closing, Seller shall not, and shall cause each of its Affiliates to not, release, commute, buy-back or otherwise eliminate insurance coverage under any of the Seller Insurance Policies with respect to acts, omissions, events or circumstances relating to the Business that occurred or existed prior to the Closing.  Following the Closing, Buyer shall cause Seller to be named as an additional insured on the Seller Insurance Policies.

Section 5.10 Payments.

(a) Seller shall, or shall cause its applicable Affiliates to, promptly pay or deliver to Buyer (or its designated Affiliates) any monies or checks to the extent related to the Business or the Purchased Company that have been sent to Seller or any of its Affiliates  after the Closing Date by customers, suppliers or other contracting parties of the Business or the Purchased Company to the extent that they are in respect of the Business, a Purchased Asset or Assumed Liability hereunder.

(b) Buyer shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Buyer (including the Business and the Purchased Company) after the Closing Date to the extent that they are not due to the Business or the Purchased Company or are or are in respect of an Excluded Asset or Retained Liability hereunder.

Section 5.11 Non-Solicitation of Employees; Non-Competition.

(a) For a period of two (2) years from the Closing Date, without the prior written consent of Buyer, as to any Business Employee or Service Provider (other than Retained Personnel) as of the date hereof who either (1) became employed or engaged by Buyer or an Affiliate of Buyer, (2) was offered employment or engagement by Buyer or an Affiliate of Buyer or (3) whose employment or engagement with a Seller or an Affiliate of a Seller was terminated on or after the date of this Agreement and before or on the Closing Date (a “Covered Person”), Seller agrees that none of Seller or any of its Affiliates will solicit for employment or engagement any Covered Person; provided that Seller and its Affiliates shall not be precluded from soliciting, or taking any other action with respect to any such individual (i) whose employment or engagement with Buyer or a Subsidiary of Buyer has been terminated by Buyer or a Subsidiary of Buyer for at least twelve (12) months prior to commencement of employment or engagement discussions between Seller or its Affiliates and such individual or (ii) who responds to solicitation not specifically targeted at employees of Buyer or any of its Affiliates (including by a search firm or recruiting agency).

(b) For a period of five (5) years from the Closing Date, without the prior written consent of Buyer, Seller agrees that none of Seller nor any of its Subsidiaries shall engage in the Business; provided, however, that nothing herein shall preclude Seller from owning three percent (3%) or less of the outstanding equity securities of any Person if such equity securities are available to the general public on a national securities exchange.

Section 5.12 Misallocated Assets.  If, following the Closing, any right, property or asset not forming part of the Business is found to have been transferred to Buyer in error, either directly or indirectly, Buyer shall transfer, or shall cause its Affiliates (including the Purchased Company) to transfer, at no cost, such right, property or asset (and any related liability) as soon as practicable to the applicable Seller.  If, following the Closing, any right, property or asset forming part of the Business is found to have been retained by Seller or any

Affiliate of Seller in error, either directly or indirectly, Seller shall transfer, or shall cause the applicable Affiliate of Seller to transfer, at no cost, such right, property or asset (and any related liability) as soon as practicable to Buyer or an Affiliate (including the Purchased Company or Subsidiary of the Purchased Company) indicated by Buyer.

Section 5.13 Further Assurances.  From and after the Closing, each Party shall, and shall cause its Affiliates, as applicable, to, provide all cooperation reasonably requested by any other Party in order to effectuate the transactions contemplated by this Agreement and the other Transaction Documents and to establish, perfect, defend, or enforce its rights in or to the Purchased Assets by executing further consistent assignments, transfers and releases, and causing its Representatives to provide good faith testimony by affidavit, declaration, and in person. Buyer shall reimburse Seller and Seller shall reimburse Buyer, as applicable, for any reasonable out-of-pocket expenses incurred by a Seller (in the case of reimbursement by Buyer) or Buyer (in the case or reimbursement by Seller) in causing the other party’s Representatives to provide the cooperation described in the prior sentence. After the Closing, Seller shall, and shall cause its Affiliates and their respective Representatives to, refer all customer inquiries relating to the Business or the Purchased Assets to Buyer and its Subsidiaries.

Section 5.14 Certain Employment Matters.

(a) Immediately prior to the Closing, Seller shall cause the Purchased Company and each Subsidiary of the Purchased Company to transfer the employment or engagement of each Business Employee or Service Provider set forth on Section 5.14(a) of the Seller Disclosure Schedules (collectively, the “Retained Personnel”) to an Affiliate of Seller other than the Purchased Company or a Subsidiary of the Purchased Company (to the extent such an Affiliate is not already the employer or engager of such Retained Personnel).

(b) Effective not later than Closing Seller shall have taken all steps necessary to cause the Swisher Hygiene 401(k) Plan to be a Purchased Company Benefit Plan maintained by the Purchased Company and to cause the Purchased Company to be in possession of all documents and information required for the proper administration of such plan.  Not later than October 15, 2015 (or the Closing Date, if earlier), Seller shall have caused the Purchased Company to have contributed to the Swisher Hygiene 401(k) Plan the matching contribution under such plan in respect of calendar year 2014 (in an amount not less than the amount reflected or reserved against in respect thereof in the balance sheet of Seller for June 30, 2015, included in the Seller Financial Statements filed prior to the date hereof).

(c) Seller covenants and agrees that it shall and it shall cause its ERISA Affiliates to comply with their obligations under Section 4043 of ERISA in respect of the execution of this Agreement and the consummation of the Transaction and the other transactions contemplated by this agreement.

(d) Prior to the Closing, Seller shall cause to have been made any and all payments arising under any employment agreement identified on Section 3.18 of the Seller Disclosure Schedule with respect to any Pre-Closing Period.

Section 5.15 Letters of Credit.  At the Closing, the Buyer shall cause the issuance of either back to back letters of credit or reimbursement agreements with respect to the letters of credit set forth on Section 5.15 of the Seller Disclosure Schedules, such that upon payment of the Indebtedness at Closing, Seller and its Affiliates shall be released from all reimbursement obligations with respect to such letters of credit and otherwise released from all of their obligations with respect to the Indebtedness.

Section 5.16 Director and Officer Liability and Indemnification.

(a) Buyer agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors or officers of the Purchased Company and its Subsidiaries, as provided in the respective certificates of incorporation or bylaws (or equivalent constituent documents), shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.

(b) Prior to or simultaneously with the Closing, Seller shall purchase a prepaid insurance policy (i.e., "tail coverage") which provides "directors and officers" insurance coverage for each of the individuals who were officers, directors or similar functionaries of any of the Purchased Company and its Subsidiaries at or prior to the Closing Date on substantially the same terms and conditions (i.e., no less coverage), with the same limits as Seller’s existing “directors and officers” insurance coverage and with the same or similarly rated carriers, and which shall survive the Closing and continue in full force and effect for a period of not less than six (6) years after the Closing Date, or in the event Seller is not able to obtain to obtain such policy on commercially reasonable terms, such other terms as have been approved in writing by Buyer (not to be unreasonably withheld or delayed).

Section 5.17 Use of Name.  Following the Closing, Seller shall have the limited, non-transferable and non-exclusive right to (a) use the “Swisher Hygiene Inc.” name as its legal corporate name and to conduct its legitimate corporate activities, including making public filings, filing tax returns, communications with shareholders, exchanges, creditors and authorities, and similar corporate obligations and (b) to make accurate factual historical references to the Purchased Company or its Subsidiaries with respect to Pre-Closing Periods in public filings, communications with shareholders and tax and similar records, solely if, as and to the extent required by applicable Law or stock exchange or public reporting rules, in each case solely for a period ending on (i) the second (2nd)  anniversary of the Closing Date or (ii) if Seller shall have filed a certificate of dissolution under the Delaware General Corporation Law prior to the second (2nd) anniversary of the Closing Date, the earlier of the conclusion of Seller’s dissolution under the Delaware General Corporate Law and the fifth (5th) anniversary of the Closing Date, provided that (x) all such use shall comply with all applicable Laws and stock exchange and public reporting rules and be at a level of quality no less rigorous than such uses for such purposes prior to the Closing, and (y) Seller shall not and shall not permit any of the Affiliates of Seller controlled by Seller to take any action that indicates or implies that Seller or any of the Affiliates of Seller controlled by Seller are affiliated or associated with Buyer (including the Purchased Company and its Subsidiaries) or any of its business or assets (including the Purchased Assets).  Seller acknowledges that the foregoing license does not include and that, from and after the Closing, Seller and its Affiliates shall not and shall have no right to use (1) the “Swisher Hygiene Inc.” name in connection with the operation of any business, manufacture, distribution or sale of any products, provision of any services or otherwise except as and to the extent expressly set forth in this Section 5.17, (2) any shortening or derivation of the Swisher Hygiene Inc. name, including “Swisher” and “Swisher Hygiene” or the Swisher “S” logo, and (3) any other Trademarks of the Purchased Company or its Subsidiaries.  Seller shall indemnify, defend and hold harmless Buyer and all Buyer Indemnified Parties from and against any and all Covered Losses incurred or suffered by any of the Buyer Indemnified Parties, to the extent arising out of or resulting from (i) any use of the “Swisher Hygiene Inc.” name in accordance with this Section 5.17 or (ii) any breach of this Section 5.17, and the procedures of Section 9.4 shall apply thereto.

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.1 Tax Returns. Seller shall prepare or shall cause to be prepared (i) any combined, consolidated or unitary Tax Return that includes Seller or any of its Affiliates (other than the Purchased Company or its Subsidiaries), on the one hand, and the Purchased Company or its Subsidiaries, on the other hand, and including, for the avoidance of doubt, the federal consolidated Tax Return filed by Seller (a “Combined Tax Return”), and (ii) any Tax Return (other than any Combined Tax Return) that is required to be filed by or with respect to the Purchased Company or any of its Subsidiaries for any taxable period that ends on or before the Closing Date (a “Pre-Closing Separate Tax Return”).  All such Combined Tax Returns and Pre-Closing Separate Tax Returns shall be prepared in a manner consistent with past practices of the Seller, its Affiliates and the Purchased Company and their respective Subsidiaries, except to the extent that Seller or the Purchased Company determines, with the written advice of independent Tax counsel or professional at a Tax advisory firm (to be delivered to Buyer), that a particular position is not “more likely than not” to be sustained by a court of competent jurisdiction if challenged by a Governmental Entity that administers Taxes.  Seller shall deliver to Buyer for its review and comment a draft copy of each such Tax Return at least thirty (30) calendar days prior to the due date thereof (taking into account any extensions), and Seller shall (and shall cause its Affiliates to) cooperate with Buyer, as the case may be, and its representatives, accountants and advisors to the extent reasonably required in connection with the review of each such Tax Return. Seller shall (and shall cause its Affiliates to) consider and incorporate any reasonable comments that are requested by Buyer and that are received from Buyer not later than fifteen (15) days before the due date thereof (taking into account any extensions) unless Seller determines in good faith that such comments are not "more likely than not" to be sustained by a court of competent jurisdiction if challenged by a Government Entity that administers Taxes.  Seller shall timely file or cause to be timely filed any Combined Tax Return and any Pre-Closing Separate Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions).  Seller shall deliver, or cause to be delivered, to Buyer all Pre-Closing Separate Tax Returns that are required to be filed after the Closing Date at least fifteen (15) days prior to the due date for filing such Tax Returns (taking into account any extensions) and Buyer shall timely file or cause to be timely filed such Tax Returns.  Buyer shall not amend or revoke any Combined Tax Return or any Pre-Closing Separate Tax Returns (or any notification or election relating thereto), other than pursuant to this Section 6.1, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).  Buyer shall use commercially reasonable efforts to promptly provide (or cause to be provided) to Seller any information reasonably requested by Seller to facilitate the preparation and filing of any Tax Returns described in this Section 6.1 and Buyer shall use commercially reasonable efforts to prepare (or cause to be prepared) such information in a manner and on a timeline requested by Seller.

Section 6.2 Tax Contests.  Buyer shall have the exclusive right to control, at its own expense, any Tax Proceeding of or with respect to the Purchased Assets or the Purchased Company or any of its Subsidiaries; provided, however, that Seller shall be entitled to participate, at its own expense, in the conduct of such Tax Proceeding and provided further, that Buyer shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement, compromise or abandonment could have an adverse impact on Seller or any of its Affiliates for any Pre-Closing Period.

Section 6.3 Cooperation and Exchange of Information.

(a) Each Party shall, and shall cause its Affiliates to, provide to the other Party such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes or an indemnity obligation under this Article VI or a right to refund of Taxes, or (iii) conducting any Tax Proceeding.

(b) Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods beginning on or before the Closing until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) six (6) years following the due date (without extension) for such Tax Returns.

Section 6.4 Tax Sharing Agreements.  To the extent relating to the Purchased Company and any of its Subsidiaries, Seller shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing agreements or arrangements (other than this Agreement), if any, to which the Purchased Company or any of its Subsidiaries, on the one hand, and Seller or any of its Subsidiaries (other than the Purchased Company and any of its Subsidiaries), on the other hand, are parties, and neither Seller nor any of its Affiliates nor the Purchased Company or its Subsidiaries shall have any rights or obligations thereunder after the Closing.

Section 6.5 Tax Treatment of Payments.  Except as otherwise required by applicable Law, Seller, Buyer, the Purchased Company and their respective Subsidiaries and their respective Affiliates shall treat any and all payments under Section 2.9, and Article IX as an adjustment to the Purchase Price for Tax purposes.

Section 6.6 Section 338 Elections; Other Elections.  At Buyer’s sole discretion, but after consultation with Seller, Buyer, Seller and each of their respective Affiliates and

Subsidiaries will make or cause to be made (or join in making, as applicable) any of the following elections with respect to the Purchased Company or any of its Subsidiaries or any of the transactions contemplated by this Agreement, and will timely provide (or cause to be timely provided) any information to Buyer or any of its Affiliates or Subsidiaries requested by Buyer in connection therewith: (a) an election under Section 338(h)(10) or 336(e) of the Code (or any corresponding provision of state, local or non-U.S. Tax Law), (b) an election under Treasury Regulations Section 1.1502-36 (or any corresponding provision of state, local or non-U.S. Tax Law), (c) an election under Treasury Regulations Section 1.1502-95 (or any corresponding provision of state, local or non-U.S. Tax Law), or (d) an election under Treasury Regulations Section 301.7701-3 (or any corresponding provision of state, local or non-U.S. Tax Law).

Section 6.7 Transfer Taxes.  Notwithstanding anything to the contrary in this Agreement, Buyer shall pay, when due, and be responsible for, any sales, use, transfer (including real estate transfer), documentary, stamp, value added, goods and services or similar Taxes and related fees imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”).  The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party.  Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligations to Close.  The respective obligations of each Party to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Stockholder Approval.  The Seller Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Judgment (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by any of the Transaction Documents illegal or otherwise restraining or prohibiting the consummation of any of the transactions contemplated thereby.

Section 7.2 Conditions to Obligations of Buyer to Close.  The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Seller set forth in Section 3.2(a) shall be true and correct both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, (ii) the  representations and warranties of Seller set forth in Section 3.10(c) shall be true and correct as of the Closing Date and (iii) the other representations and warranties of Seller set forth in this Agreement shall be true and correct both as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date), unless, in the case of this clause (iii), the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for the purposes of determining the accuracy of such representations and warranties in the context of this clause (iii), all materiality and Material Adverse Effect qualifications contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Seller.  The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate.  Buyer shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Third Party Consents.  All Approvals of the third parties set forth on Section 7.2(d) of the Seller Disclosure Schedules shall have been obtained.

(e) SEC Settlement.  Seller and each Affiliate of Seller shall have signed written settlement agreements with both the Staff of the Securities and Exchange Commission and the Office of the United States Attorney for the Western District of North Carolina regarding the Proceeding referenced in Section 2.7(g)(7) and matter 25 of item 2 of Section 3.5(1) of the Seller Disclosure Schedule, and (A) each such settlement shall (i) neither impose nor purport to impose any Liability and neither create nor purport to create any restriction or obligation on the Business, the Purchased Company, or any Subsidiary of the Purchased Company and (ii) be materially upon the same terms and conditions disclosed to Buyer in writing (including the additional terms requested by Buyer in writing, without changes, and no other changes that adversely affect, or that reasonably create potential to adversely affect, Buyer or its Affiliates, including the Purchased Company and its Subsidiaries) prior to the date of this Agreement or upon such other terms as agreed in writing by Buyer following the date of this Agreement and (B) prior to the execution of any such settlement, Seller shall provide Buyer with a reasonable opportunity to review such settlement and a reasonable opportunity for the Parties to discuss Buyer’s view of the impact of such settlement on the Business, the Purchased Company or any Subsidiary of the Purchased Company.

Section 7.3 Conditions to Obligations of Seller to Close.  The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of Buyer in this Agreement shall be true and correct both as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date), unless the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Buyer Material Adverse Effect (it being understood that, for the purposes of determining the accuracy of such representations and warranties, all materiality and Buyer Material Adverse Effect qualifications contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Buyer.  The covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate.  Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Buyer by an executive officer of Buyer, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION; EFFECT OF TERMINATION

Section 8.1 Termination.  Anything to the contrary in this Agreement notwithstanding, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer:

(i) if the Closing shall not have occurred on or prior to December 1, 2015 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; provided, further, that either Party shall have the right to extend the Outside Date until December 31, 2015 in the event that either Party has received a material production request as described in Section 5.1(a) and the failure of the Closing to occur on or before December 1, 2015 is due solely to a pending Action by a Governmental Entity reviewing or investigating the Transaction in which the Parties are cooperating (for clarity, December 31, 2015, shall be the “Outside Date” following any such extension);

(ii) if a Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Judgment that has the effect of making the transactions contemplated by any of the Transaction Documents illegal or otherwise restraining or prohibiting the consummation of any of the transactions contemplated thereby and such Judgment shall have become final and nonappealable, preventing the consummation of the Transaction; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations under Section 5.1; or

(iii) if at the Seller Stockholder Meeting (including any adjournment or postponement thereof), the Seller Stockholder Approval shall not have been obtained;

(c) by Seller:

(i) if any of Buyer’s representations and warranties contained in Article IV of this Agreement shall fail to be true and correct or Buyer shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and (A) such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) if curable, such untruth, inaccuracy, breach or failure to perform has not been cured by the earlier of (i) the date that is ten (10) calendar days after the date that Seller has notified Buyer of such untruth, inaccuracy, breach or failure to perform and (ii) the Outside Date; provided that Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b); or

(ii) if the board of directors of Seller determines to accept a Superior Proposal; provided that Seller has complied in all material respects with Section 5.3 and concurrently with such termination, Seller pays the Seller Termination Fee to Buyer in accordance with the procedures and within the time periods set forth in Section 8.4.

(d) by Buyer:

(i) if any of representations and warranties of Seller contained in Article III of this Agreement shall fail to be true and correct or Seller shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and (A) such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) if curable, such untruth, inaccuracy, breach or failure to perform has not been cured by the earlier of (i) the date that is ten (10) days after the date that Buyer has notified Seller of such failure or breach and (ii) the Outside Date; provided that Buyer is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(ii) if the board of directors of Seller or any committee thereof has effected a Change in Recommendation;

(iii) if the board of directors of Seller fails to publicly reaffirm the Seller Recommendation within five (5) Business Days after receipt of a written request by Buyer to provide such reaffirmation following a Takeover Proposal that has been publicly announced or that has become publicly known; or

(iv) if either party receives a material production request (i.e., exceeding basic HSR filing information or similar to a “second request” or comparable Action issued by a Governmental Entity with respect to Antitrust Laws); provided that concurrently with such termination, Buyer pays the Buyer Termination Fee to Seller in accordance with the procedures and within the time periods set forth in Section 8.4; provided, further, that this Section 8.1(d)(iv) shall have no effect upon Buyer’s rights under Section 7.1(b) or Buyer’s other termination rights under this Section 8.1, including under Section 8.1(b)(i) or Section 8.1(b)(ii).

Section 8.2 Effect of Termination.  If this Agreement is terminated and the Transaction is as provided in Section 8.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.6, Section 8.1, this Section 8.2, Section 8.3, Section 8.4 and Article X.  Nothing in this Section 8.2 shall be deemed to release any Party from any Liability for fraud or a willful breach by such Party of the terms and provisions of this Agreement.

Section 8.3 Notice of Termination.  In the event of termination by Seller or Buyer pursuant to Section 8.1, written notice of such termination shall be given by the terminating Party to the other Party.

Section 8.4 Termination Fees.

(a) Seller will pay Buyer, by wire transfer of immediately available funds, the sum of $1,500,000 (the “Seller Termination Fee”) under the following circumstances:

(i)  if this Agreement is terminated pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii), then Seller will pay the Seller Termination Fee by the second Business Day following the date of such termination;

(ii) if (A) this Agreement is terminated (1) pursuant to Section 8.1(b)(i) without a vote of the stockholders of Seller contemplated by this Agreement at the Seller Stockholder Meeting having occurred or (2) pursuant to Section 8.1(b)(iii), and in any such case a Takeover Proposal has been publicly announced or otherwise publicly known, or any Person has publicly announced or communicated a bona fide intention, whether or not conditional, to make a Takeover Proposal, at any time after the date of this Agreement and prior to the date of termination in the case of clause (1) or prior to the time of the taking of the vote of the stockholders of Seller at the Seller Stockholder Meeting in the case of clause (2), and (B) within twelve (12) months after the date of such termination, Seller enters into a definitive agreement to consummate, or consummates, a Takeover Proposal, then Seller will pay the Seller Termination Fee by the second Business Day following the date Seller enters into such definitive agreement or consummates such transaction; provided that, for purposes of this Section 8.4(a)(ii), all references to fifteen percent (15%) in the definition of Takeover Proposal shall be deemed to be references to fifty percent (50%); or

(iii) if this Agreement is terminated pursuant to Section 8.1(c)(ii), then Seller will pay the Seller Termination Fee on the date, and as a condition to the effectiveness, of such termination.

(b) Buyer will pay Seller, by wire transfer of immediately available funds:

(i)  the sum of $3,000,000 (the “Buyer Termination Fee”) by the second Business Day following the date of such termination if this Agreement is terminated pursuant to Section 8.1(d)(iv) (provided, for clarity, the foregoing fee is not payable in the event of termination under any provision other than Section 8.1(d)(iv), even if at the time of such termination, Buyer is also entitled to terminate under Section 8.1(d)(iv)); or

(ii) the remainder (if a positive number) of the Buyer Termination Fee less the aggregate amount of reasonable, documented, out-of-pocket expenses borne by Buyer (for itself and reimbursement of Seller) with respect to the activities contemplated under Section 5.1(a), if at the time of termination Buyer had the right to terminate the Agreement pursuant to Section 8.1(d)(iv) and the agreement is terminated:

(1) by Buyer pursuant to Section 8.1(b)(i), and the failure of the Closing to occur is due solely to a pending Action by a Governmental Entity reviewing or investigating the Transaction in which the Parties are or were cooperating; or

(2) by Buyer or Seller pursuant to Section 8.1(b)(ii), and the failure of the Closing to occur is due solely to the issuance of a Judgment  under any Antitrust Laws triggering the right to termination pursuant to Section 8.1(b)(ii).

(c) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall Seller or Buyer be required to pay the Seller Termination Fee or the Buyer Termination Fee, as the case may be, on more than one occasion.

(d) Each of the Parties acknowledges that (i) the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Seller Termination Fee and Buyer Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Seller or Buyer, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the Parties would not enter into this Agreement; accordingly, if Seller or Buyer, as the case may be, fails to timely pay any amount due pursuant to this Section 8.4 and, in order to obtain such payment, either Seller or Buyer, as the case may be, commences a suit that results in a Judgment against the other Party for the payment of any amount set forth in this Section 8.4, such paying Party shall pay the other Party its costs and expenses in connection with such suit, together with interest at the annual rate of three percent (3)% plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival.  Except in the case of willful breach or fraud, none of the representations or warranties of the Seller or Buyer in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing; provided, however, that (i) the representations and warranties set forth in Section 3.1 (Organization, Standing and Power); Section 3.2 (Purchased Company and Other Subsidiaries); Section 3.3 (Authority; Execution and Delivery; Enforceability) and Section 3.29 (Brokers) (collectively, the "Fundamental Representations") shall survive the Closing and continue in full force and effect until the date that is twelve (12) months after the Closing Date and (ii) the representations and warranties in Section 4.1 (Organization, Standing and Power) and Section 4.2 (Authority; Execution and Delivery; Enforceability) (collectively, the "Buyer Fundamental Representations") shall survive Closing and continue in full force and effect until the date that is twelve (12) months after the Closing Date. The covenants and agreements that contemplate actions to be taken or not taken or obligations in effect after the Closing shall survive in accordance with their terms; provided that any such covenants of Seller shall terminate upon Seller filing a certificate of dissolution pursuant to, and in accordance with, the Delaware General Corporate Law.

Section 9.2 Indemnification by Seller.  Subject to the provisions of this Article IX, effective as of and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and each of the Buyer’s and such Affiliate’s respective officers, directors, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Buyer Indemnified Parties, to the extent arising out of or resulting from (i) any breach of any Fundamental Representation (in each case, without giving effect to any "Material Adverse Effect", "materiality", "Knowledge" or similar qualifications), (ii) any breach of any covenant or agreement of Seller contained in this Agreement, (iii) any Retained Liabilities, (iv) any of the following Liabilities (to the extent the following Liabilities are not Retained Liabilities): (A) any Liabilities that relate to, or arise out of, directly or indirectly Seller's or any of its Affiliates' operation of any business or division (including any business or division previously sold or discontinued), other than the Business, and any sale, divestiture or other disposition of any such business or division, and any Taxes associated therewith, to the extent amounts in respect of such Liabilities are not recovered using commercially reasonable efforts pursuant to the insurance policies of the Purchased Company and its Subsidiaries (and such Liabilities shall include any Liabilities associated with denied claims and any out of pocket costs (including but not limited to deductibles) incurred in connection with any such recovery efforts),(B) any Liabilities arising out of failure to comply with Environmental Laws solely with respect to any discontinued activities or operations of any formerly owned, leased or operated properties associated with the Purchased Assets or the Business, or (C) any Liabilities of the Purchased Company or any of its Subsidiaries in respect of any Seller Benefit Plan other than the Seller Benefit Plan transferred in accordance with Section 5.14(b); provided however, notwithstanding any provision of this Agreement, no claim for indemnification hereunder may be made after the three year anniversary of Closing.

Section 9.3 Indemnification by Buyer.  Subject to the provisions of this Article IX, effective at and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and each of Seller’s and any such Affiliate’s respective officers, directors, agents, successors and assigns (collectively, the “Seller Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any Buyer Fundamental Representation (in each case, without giving effect to any "Buyer Material Adverse Effect", "materiality", or similar qualifications, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement or (ii) any Assumed Liability.

Section 9.4 Procedures.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail, to the extent then known by the Indemnified Party, the facts and circumstances with respect to the subject matter of such claim or demand; provided that neither the failure to provide such notice nor any deficiency in such notice shall release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is actually materially prejudiced by such failure, it being agreed that notices for claims must be delivered prior to the earlier of (i) expiration of any applicable survival period specified in Section 9.1 or (ii) the three year anniversary of the Closing.

(b) Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 9.2 or Section 9.3, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim stating that the Indemnifying Party will assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party) and hold harmless the Indemnified Party from and against the entirety of any and all Covered Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim.  Notwithstanding an election to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate co-counsel and to participate in the defense as counsel of record, if applicable, in such action or proceeding (and the parties shall jointly control the defense), and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) there exists an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim that would make representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate, (ii) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (iii) such Third Party Claim is related to or otherwise arises in connection with any criminal or regulatory enforcement Action or (iv) the Indemnifying Party fails to vigorously defend such Third Party Claim.  In any other event not set forth in the previous sentence, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.  In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this Article IX and keep such Persons informed of all developments relating to any such Third Party Claims, and provide copies of all relevant correspondence and documentation relating thereto.  If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 9.4(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense.  Buyer or Seller, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim.  If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall not be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim without the consent of any Indemnified Party unless, (i) the Indemnified Party is given a full and complete release of any and all Liability by all relevant parties to such claim or demand, (ii) the damages payable under the settlement are limited only to monetary payments for which the Indemnified Party is fully indemnified by the Indemnifying Party and (iii) such Third Party Claim does not involve any injunctive relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party.  No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party.  In the event that the Indemnified Party conducts the defense of a Third Party Claim pursuant to this Section 9.4(b) (whether as sole, lease or co-counsel), the Indemnifying Party will remain responsible for any and all Covered Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article IX.

Section 9.5 Exclusive Remedy and Release.  Buyer and Seller acknowledge and agree that, following the Closing, except in the case of willful breach or fraud, the indemnification provisions of Section 9.2, Section 9.3 and the specific performance provisions of Section 10.6 shall be the sole and exclusive remedies of Seller and Buyer, respectively, for any Covered Losses (including any Covered Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that any Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement, including any breach of any representation or warranty in this Agreement by any party, or any failure by any party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement and the other Transaction Documents.

Section 9.6 Additional Indemnification Provisions.  With respect to each indemnification obligation contained in this Agreement, the amount of Covered Losses shall be net of any third-party insurance or indemnity, contribution or similar proceeds that have been recovered (net of any costs incurred to recover such proceeds) by the Indemnified Party in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and the Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek recovery under all insurance and indemnity, contribution or similar provisions covering such Covered Loss to the same extent as it would if such Covered Loss were not subject to indemnification hereunder.  Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party.

Section 9.7 Limitation on Liability.  Notwithstanding anything to the contrary contained in this Agreement (including this Article IX), neither Party shall be liable to the other Party or its Affiliates for, whether in contract, tort (including negligence and strict liability) or otherwise, at law or in equity, and “Covered Losses” shall not include, any amounts for punitive damages, except to the extent such damages were reasonably foreseeable or were awarded against an Indemnified Party in connection with a Third Party Claim.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Entire Agreement.  This Agreement, the other Transaction Documents, the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with the Seller Disclosure Schedules, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to their subject matter.  Neither Party shall be liable or bound to the other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein.

Section 10.2 Assignment.  Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party hereto.  Any attempted assignment in violation of this Section 10.2 shall be void.  Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.  Notwithstanding the foregoing, Buyer may (x) assign all or any portion of its rights under this Agreement, or delegate all or any portion of its obligations under this Agreement, in each case with reference to all or any portion of the Purchased Assets or the Assumed Liabilities, to any of its Affiliates without Seller’s consent and (y) may grant a security interest and/or collateral assignment to its lenders of its rights and benefits arising under this Agreement; provided that no such assignment or delegation or grant of a security interest will release Buyer from any of its Liabilities or obligations hereunder.

Section 10.3 Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.  By an instrument in writing, Buyer, on the one hand, or Seller, on the other hand, may waive compliance by the other Party with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform.  Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 10.4 No Third-Party Beneficiaries.  Except for Section 9.2 and Section 9.3, which are intended to benefit, and to be enforceable by, the Parties specified therein, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 10.5 Notices.  All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile receipt confirmation requested (provided that receipt by email transmission shall be for the convenience of the parties only and shall not constitute notice hereunder), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(i) if to Buyer,

Ecolab Inc.
370 Wabasha Street North
Saint Paul, Minnesota 55102
Facsimile:              (651) 250-2471
Attention:              James J. Seifert
Email:	jim.seifert@ecolab.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois  60606
Facsimile:               (312) 407-0411
Attention:              Charles W. Mulaney, Jr.
Email:	Charles.Mulaney@skadden.com

(ii) if to Seller,

Swisher Hygiene Inc.
4725 Piedmont Row Drive, Suite 400
Charlotte, North Carolina 28210
Facsimile:               (704) 602-7963
Attention:              William T. Nanovsky
Email:	bnanovsky@swsh.com

with a copy (which shall not constitute notice) to:

Akerman LLP
350 East Las Olas Boulevard, Suite 1600
Ft. Lauderdale, FL 33301
Facsimile:              954-463-2224
Attention:	Edward L. Ristaino
Email:	edward.ristaino@akerman.com

and

Richard L. Handley
450 East Las Olas Boulevard, Suite 1500
Ft. Lauderdale, FL 33301
Email:                      RHandley@Huizenga.com

Section 10.6 Specific Performance.  The Parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.  Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

Section 10.7 Governing Law and Jurisdiction.  This Agreement has been entered into by the Parties in express reliance upon 6 Del. C. §2708 and this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In addition, each of the Parties (a) submits to the exclusive personal jurisdiction of the state courts located in Wilmington, Delaware or the federal courts located in Wilmington, Delaware, in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the state courts located in Wilmington, Delaware or the federal courts located in Wilmington, Delaware; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than one of the above-named courts, (iii) should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named court, or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts.  Each Party hereto agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 10.5.  Notwithstanding the foregoing in this Section 10.7, a Party may commence any Action in any court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts relating to any dispute (whether in contract, tort or otherwise) arising out of this Agreement or the Transactions or the other transactions contemplated hereby.

Section 10.8 Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.8.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.8. WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.9 Severability.  If any term, provision, covenant or restriction of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.10 Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail, or otherwise) to the other Party.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures.  This Agreement has been executed in the English language.  If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 10.11 Expenses.  Except as otherwise provided herein, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the Party incurring such expense.

Section 10.12 Interpretation.  For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 10.13 Privileged Communications.

(a) Seller and Buyer hereby acknowledge and agree that notwithstanding any provision of this Agreement, neither Buyer nor any of its Affiliates shall have access to (and each hereby waives any right of access it may otherwise have with respect to) any Privileged Communications.  Without limiting the generality of the foregoing, Buyer hereby acknowledges and agrees, upon and after the Closing: (i) neither Buyer nor any of its Affiliates shall be a holder of, or have any right, title or interest to the Privileged Communications; (ii) only Seller shall hold property rights in the Privileged Communications and shall have the right to waive or modify such property rights; and (iii) Seller shall have no duty whatsoever to reveal or disclose any Privileged Communications to Buyer or any of its Affiliates.

(b) To the extent that any Privileged Communication is inadvertently disclosed or made available to Buyer, the Parties agree (i) that the disclosure, receipt and/or review of such Privileged Communication shall not waive, modify, limit or impair in any form or fashion the protected nature of the Privileged Communications, (ii) it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege and (iii) Seller shall have the right in Seller’s sole discretion, at Seller’s sole cost and at any time to require the return and/or destruction of the Privileged Communication.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Buyer and Seller have duly executed this Agreement as of the date first written above.

BUYER:

ECOLAB INC.

By:	/s/ Douglas M. Baker, Jr.
Name	Douglas M. Baker, Jr.
Title	Chief Executive Officer

SELLER:

SWISHER HYGIENE INC.

By:	/s/ William M. Pierce
Name	William M. Pierce
Title	President and Chief Executive Officer

[Signature Page to Purchase Agreement]

Exhibit A-1

List of Support Persons

	Director	Officer	Affiliates
Joseph Burke	X		(None)
Richard L. Handley	X (Chairman)
Harris W. Hudson	X		(None)
William M. Pierce	X	X (President and CEO)	(None)
William M. Pruitt	X		(None)
David Prussky	X		(None)
William T. Nanovsky		X (Senior VP and CFO)	(None)
Blake Thompson		X (Senior VP and COO)	(None)
Linda C. Wilson-Ingram		X (VP, Corporate Controller and Chief Accounting Officer)	(None)
H. Wayne Huizenga

Exhibit A-2

Form of Support Agreement

See Exhibit 99.4 to this Form 8-K.

Exhibit B

Form of Assignment Agreement and Bill of Sale

See attached.

ASSIGNMENT AND ASSUMPTION AGREEMENT AND BILL OF SALE

This ASSIGNMENT AND ASSUMPTION AGREEMENT AND BILL OF SALE, dated as of [●], 2015 (this “Agreement”), is by and between Ecolab Inc., a Delaware corporation (“Buyer”), and Swisher Hygiene Inc., a Delaware corporation (“Seller”).

RECITALS

WHEREAS, Seller and Buyer have entered into a Purchase Agreement, dated as of August 12, 2015 (the “Purchase Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the Purchase Agreement, (a) Seller shall, and shall cause each of its Subsidiaries to, sell, assign, transfer and deliver to Buyer or Affiliates of Buyer designated by Buyer, and Buyer shall, and shall cause each of its applicable Affiliates to, purchase and acquire from Seller or such Subsidiaries of Seller, all of Seller’s or such Subsidiaries’ right, title and interest in and to the Purchased Assets, as further described in Section 2.4 of the Purchase Agreement, and (b) Buyer shall assume (and shall cause its applicable designated Affiliates, including, without limitation, the Purchased Company and its Subsidiaries, to assume) the Assumed Liabilities, as further described in Section 2.6 of the Purchase Agreement;

WHEREAS, this Agreement is being executed to effect the assignment from Seller to Buyer of all of Seller’s right, title and interest in and to the Purchased Assets (other than the Purchased Company Equity Interests to be transferred pursuant to one or more instruments described in Section 2.8(c)(iii) of the Purchase Agreement) and to effect the assumption by Buyer of the Assumed Liabilities, pursuant to and subject to the Purchase Agreement; and

WHEREAS, the execution and delivery of this Agreement is an obligation of the parties to consummate the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth in the Purchase Agreement and hereinafter set forth, Seller and Buyer hereby agree as follows:

1.	Certain Definitions.

All capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Purchase Agreement.

2.	Assignment of Purchased Assets and Assumption of Liabilities.

(a) Seller hereby sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, all of Seller’s right, title and interest in and to the Purchased Assets (other than the Purchased Company Equity Interests to be transferred pursuant to one or more instruments described in Section 2.8(c)(iii) of the Purchase Agreement and, for purposes of clarity, expressly excluding the Excluded Assets), pursuant to and subject to the Purchase Agreement.

(b) Buyer hereby assumes and agrees to discharge and perform when due (and shall cause its applicable designated Affiliates, including, without limitation, the Purchased Company and its Subsidiaries, to assume, discharge and perform) the Assumed Liabilities, pursuant to and subject to the Purchase Agreement.

3.	Subject to Purchase Agreement.

Buyer and Seller acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement, including Section 2.10 thereof, shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.	Miscellaneous.

This Agreement is executed by Buyer and Seller and shall be binding upon such parties and their respective successors and assigns, effective immediately upon the Closing on the Closing Date.  This Agreement shall be subject to all applicable provisions of Article X (General Provisions) of the Purchase Agreement. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of Page Left Intentionally Blank]

2

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SELLER

SWISHER HYGIENE INC.

By:
Name
Title

[Signature Page to the Assignment and Assumption Agreement and Bill of Sale]

BUYER:

ECOLAB INC.

By:
Name
Title

[Signature Page to the Assignment and Assumption Agreement and Bill of Sale]

Exhibit C

Form of FIRPTA Certificate

See attached.

CERTIFICATE OF NON–FOREIGN STATUS

____________________, 2015

Pursuant to that certain Purchase Agreement, dated as of August 12, 2015 (the “Purchase Agreement”), by and between Ecolab Inc., a Delaware corporation (“Buyer”), and Swisher Hygiene Inc., a Delaware corporation (“Seller”), Seller has agreed to sell, assign, transfer, convey and deliver, and Buyer has agreed to purchase, Seller’s right, title and interest in, to and under the property and assets specified in the Purchase Agreement.

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person.  For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform Buyer that withholding of tax is not required upon the disposition to Buyer of a U.S. real property interest by Seller, the undersigned hereby certifies the following on behalf of Seller:

1.	Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder);

2.	Seller is not a disregarded entity as defined in Treasury Regulations section 1.1445-2(b)(2)(iii);

3.	Seller’s U.S. employer identification number is 27-3819646; and

4.	Seller’s office address is 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina, 28210.

Seller understands that this certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment, or both.

           Under penalties of perjury the undersigned hereby declares that he or she has examined this certification and to the best of his or her knowledge and belief, it is true, correct, and complete, and further declares that he or she has authority to sign this document on behalf of Seller.

[Signature page follows]

           IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date first written above.

SWISHER HYGIENE INC.

By:
Name
Title

[Signature page to FIRPTA Certificate]